EXHIBIT (a)(1)(A)

Offer to Exchange
Any or All Outstanding American Depositary Shares Representing Preferred
Shares of Vale S.A.
for
American Depositary Shares Representing Common Shares of Vale S.A.

Offer to Convert
Any or All Outstanding Preferred Shares,
Including Preferred Shares Represented by American Depositary Shares,
of Vale S.A.
into
Common Shares of Vale S.A.

SUBJECT TO THE EXCEPTIONS AND CONDITIONS DESCRIBED HEREIN, THIS OFFER CAN BE ACCEPTED BY:

HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING PREFERRED CLASS A SHARES OF VALE S.A. UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME), ON AUGUST 11, 2017, AND SUCH PREFERRED ADSs (AS HEREINAFTER DEFINED) CAN BE WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME) ON AUGUST 11, 2017,

AND

HOLDERS OF PREFERRED CLASS A SHARES OF VALE S.A. UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME), AUGUST 11, 2017, AND SUCH PREFERRED CLASS A SHARES CAN BE WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME) AUGUST 11, 2017,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

Vale S.A. (“Vale”), a sociedade anônima organized under the laws of the Federative Republic of Brazil, hereby offers (1) the holders of Preferred ADSs the opportunity to exchange their Preferred ADSs for American Depositary Shares, each of which represents one Common Share (the “Common ADSs”) at a ratio of 0.9342 Common ADSs for each Preferred ADS properly tendered, plus cash in lieu of any fractional Common ADS, and (2) the holders of its preferred class A shares, without par value (the “Preferred Shares”) including Preferred Shares represented by American Depositary Shares, each of which represents one Preferred Share (the “Preferred ADSs”) the opportunity to convert their Preferred Shares into its Common Shares, no par value (the “Common Shares”) at a ratio of 0.9342 Common Shares for each Preferred Share properly tendered, plus cash in lieu of any fractional Common Share, (the “Offer”) upon the terms and subject to the conditions set forth in this offer to convert (which offer to convert, together with any amendments or supplements hereto, collectively constitute the offer to convert (the “Offer to Convert”)). You may convert all or a portion of the Preferred Shares or exchange all or a portion of the Preferred ADSs that you hold.

Subject to the terms described in the Offer to Convert, the Offer with respect to (1) Preferred ADSs will expire at 5:00 p.m., New York City time (6:00 p.m. Rio de Janeiro time), on August 11, 2017 (such time and date, as it may be extended by us, the ADS Expiration Time), and (2) Preferred Shares will expire on August 11, 2017, at 5:00 p.m., New York City time (6:00 p.m. Rio de Janeiro time) (such time and date, as it may be extended by us, the Share Expiration Date). The holders of Preferred ADSs may withdraw their Preferred ADSs until the ADS Expiration Time, and holders of Preferred Shares may withdraw their Preferred Shares until the Share Expiration Date.

All Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein, subject to the conditions described in the Offer to Convert.

Persons that hold Preferred ADSs may participate in the Offer by either (1) tendering their ADSs together with a validly completed Letter of Transmittal to Citibank, N.A., as exchange agent (the “Exchange Agent”), or tendering through the facilities of The Depository Trust Company (“DTC”), or (2) withdrawing the Preferred Shares underlying their Preferred ADSs from Vale’s Preferred ADS program, paying the applicable cancellation fees of Citibank, N.A., as depositary for Vale’s Preferred ADS program (the “Preferred ADS Depositary”), and any taxes and governmental charges, and following the procedures described herein applicable to holders of Preferred Shares. See “The Offer—Section 2—Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

Questions or requests for assistance may be directed to Morrow Sodali LLC, the U.S. information agent for the Offer (the “U.S. Information Agent”), at its email address and telephone number set forth on the back cover of this Offer to Convert. Additional copies of the Offer to Convert may also be obtained from the U.S. Information Agent.

A person that holds Preferred Shares directly and wishes to convert any or all of its Preferred Shares in the Offer must instruct its representative in Brazil (for the purposes of Annex I of Resolution No. 4,373, or Resolution No. 4,373, of the Brazilian National Monetary Council (Conselho Monetário Nacional)), or its broker or custodian in the absence of such a representative, to transfer the Preferred Shares that such person wishes to convert to a specific account established by the São Paulo Stock Exchange (B3 S.A. - Brasil, Bolsa,, Balcão, or “Bovespa”), subject to the rules and operating procedures of Bovespa (a “Conversion Account”), on or prior August 11, 2017. See “The Offer—Section 2—Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

If you wish to accept the Offer, you must ensure that all required steps are completed prior to the ADS Expiration Time or the Share Expiration Date, as applicable, because guaranteed delivery procedures are not available in the Offer.

You must make your own decision as to whether to exchange your Preferred ADSs or convert your Preferred Shares and, if so, how many Preferred ADSs or Preferred Shares to exchange or convert. None of Vale, any of its affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether you should exchange your Preferred ADSs or convert your Preferred Shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This Offer to Convert is intended for holders of Preferred Shares that are U.S. residents and for holders of Preferred ADSs. A separate notice, and related materials, in Portuguese have been published concurrently in Brazil for holders of Preferred Shares.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS, BOVESPA OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Offer to Convert does not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

June 28, 2017

SUMMARY TERM SHEET

This summary term sheet highlights selected information from the Offer to Convert and may not contain all of the information that is important to you. You should read carefully the remainder of the Offer to Convert because the information in this summary is not complete and additional important information is contained in the remainder of the Offer to Convert. Unless the context indicates otherwise, in the Offer to Convert, “we,” “us” and “our” refers to Vale S.A. Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of the Offer to Convert.

•                  The Offer: We hereby offer you the opportunity (1) to exchange any or all of your Preferred ADSs for Common ADSs at a ratio of 0.9342 Common ADSs for each Preferred ADS properly tendered, plus cash in lieu of any fractional Common ADS, and (2) to convert any or all of your Preferred Shares into Common Shares at a ratio of 0.9342 Common Shares for each Preferred Share properly tendered, plus cash in lieu of any fractional Common Share. See “Introduction.”

•                  Conditions: We must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least 54.09% of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 1,064,340,789 Preferred Shares. See “The Offer—Section 4—Condition to Offer and Effectiveness of Conversion.”

•                  Expiration Times: Subject to the terms described in the Offer to Convert, the Offer with respect to (1) Preferred ADSs will expire at 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017, and (2) Preferred Shares will expire at 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017, unless the Offer is extended or earlier terminated. DTC and the brokers and other securities intermediaries that are participants in its system will set their own cutoff dates and times to receive instructions to tender in the Offer, which will be earlier than the ADS Expiration Time. You should contact the securities intermediary through which you hold Preferred ADSs to determine the cutoff date and time that applies to you. An extension of the Offer would be subject to approval by Vale’s board of directors (the “Board of Directors”) and Vale’s shareholders.

If you wish to convert all or any portion of your Preferred ADS in the Offer, you must either:

•                  tender your Preferred ADSs together with a validly completed Letter of Transmittal to the Exchange Agent, or transfer your Preferred ADSs to an account maintained by the Exchange Agent at DTC using DTC’s automated systems and deliver an Agent’s Message (as defined below) to the Exchange Agent, in either case, prior to 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017; or

•                  withdraw the Preferred Shares underlying your Preferred ADSs from Vale’s Preferred ADS program, pay the applicable cancellation fees of the Preferred ADS Depositary and any other applicable fees, commissions or taxes and governmental charges, and follow the procedures described herein applicable to holders of Preferred Shares. If you surrender your Preferred ADSs and receive Preferred Shares, the Preferred Shares so received will be registered at Bovespa, and you will need to obtain your own foreign investor registration under Annex I of Resolution No. 4,373 if you do not already have this registration. You will need to take these steps in sufficient time to allow your ownership of the Preferred Shares to be reflected on the books and records of Bovespa’s Central Securities Depositary (Central Depositária da BOVESPA) (“CSD”) sufficiently in advance of the Share Expiration Date for you to complete the procedures necessary to convert your Preferred Shares in the Offer.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Preferred ADSs that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Offer to Consent and the Letter of Transmittal and that Vale may enforce such agreement against the participant.

If you wish to convert all or any portion of your Preferred Shares in the Offer, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Shares that such person wishes to convert to the Conversion Account, subject to the rules and operating procedures of Bovespa, on or prior to 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time) on August 11, 2017, unless the Offer is extended or earlier terminated. The brokers and other securities intermediaries that are permitted to place this order through Bovespa will set their own cutoff dates and times to receive instructions to tender in the Offer. You should contact your broker or the securities intermediary through which you hold Preferred Shares to determine the cutoff date and time that applies to you.

•                  Procedures for Participating in the Offer: The procedures for electing to convert your Preferred Shares differ depending on whether you hold Preferred ADSs or you hold Preferred Shares directly through CSD. You should follow the instructions for your particular circumstances set forth under “The Offer—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

•                  Withdrawal: If you are a registered holder of tendered Preferred ADSs and you subsequently wish to withdraw, for your withdrawal to be effective, you must deliver a written notice of withdrawal with the required information to the Exchange Agent while you still have the right to withdraw such Preferred ADSs. If you tendered your Preferred ADSs by giving instructions to a broker or other securities intermediary, you must instruct your broker or other securities intermediary to arrange for the withdrawal of your Preferred ADSs and such broker or other securities intermediary must effectively withdraw such Preferred ADSs while you still have the right to withdraw such Preferred ADSs.

If you elect to convert your Preferred Shares (including Preferred Shares received upon the cancellation of your Preferred ADSs and withdrawal of Preferred Shares underlying your Preferred ADSs from Vale’s Preferred ADS program) and subsequently wish to withdraw, for your withdrawal to be effective, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Shares from the Conversion Account, subject to the rules and operating procedures of Bovespa, no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time) on August 11, 2017.

For your convenience, please find additional detail on the Offer below in a question and answer format, including the purpose of the Offer and the Transaction (as defined below) of which the Offer forms a part, additional detail on the procedures for electing to convert your Preferred ADSs or Preferred Shares.

Who is offering me the opportunity to convert my securities?

Vale S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, is offering you the opportunity to exchange any or all of your Preferred ADSs for Common ADSs, and to convert any or all of your Preferred Shares into Common Shares. Vale is one of the largest metals and mining companies in the world with operations in Brazil, Europe, North America, Africa and Asia.

See “The Offer—Section 13—Certain Information About Vale.”

Why is Vale making this Offer?

On May 11, 2017, Vale received a proposal (the “Proposal”) from Litel Participações S.A., Litela Participações S.A., Bradespar S.A., Mitsui & Co., Ltd. and BNDES Participações S.A. — BNDESPAR (together, the “Valepar Shareholders”) as shareholders representing 99.97% of the capital stock of our controlling shareholder Valepar S.A. (“Valepar”) for a series of transactions and corporate actions that would (1) result in Valepar ceasing to be the controlling shareholder of Vale and (2) begin to transition Vale towards listing on the Novo Mercado segment of Bovespa. The Novo Mercado segment of Bovespa has the highest level of corporate governance standards in the Brazilian capital market, which could provide benefits to Vale. The transactions described in the Proposal are comprised of a series of interdependent steps (together, the “Transaction”) namely, (i) the Offer, (ii) the amendment of Vale’s bylaws to conform to the rules of the Novo Mercado, and (iii) the incorporação (merger) of Valepar with and into Vale (the “Merger”). The current rules of the Novo Mercado do not allow Vale to be listed in this special segment while any Preferred Shares remain outstanding.

The Transaction was approved (i) on May 11, 2017 by the Board of Directors and (ii) on June 27, 2017 by the shareholders of Vale at Vale’s Extraordinary Shareholders’ Meeting, at which Valepar and the Valepar Shareholders did not exercise their voting rights.

The conversion ratio applicable in the Offer, which we first announced on February 20, 2017, reflects the weighted average closing prices of the Common Shares and the Preferred Shares on Bovespa for the 30 trading days prior to and including February 17, 2017.

See “The Offer—Section 15—Background and Purpose of the Offer and Plans for Vale After the Offer.”

What securities are you offering me the opportunity to convert or exchange in the Offer?

We are offering you the opportunity (1) to exchange any or all of your Preferred ADSs for Common ADSs at a ratio of 0.9342 Common ADSs for each Preferred ADS, plus cash in lieu of any fractional Common ADS, and (2) to convert any or all of your Preferred Shares into Common Shares at a ratio of 0.9342 Common Shares for each Preferred Share, plus cash in lieu of any fractional Common Share. See “Introduction.”

If I hold Preferred ADSs, how do I participate in the Offer?

If you hold Preferred ADSs, you may participate in the Offer by taking action as described below, with all required actions to be completed prior to 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017.

•             If you are a registered holder of Preferred ADSs, you must complete and sign the Letter of Transmittal included with this Offer to Convert and return it together with any other required documentation to the Exchange Agent at the appropriate address specified on the Letter of Transmittal.

•             If you hold your Preferred ADSs indirectly through a broker or other securities intermediary, you must instruct your broker or other securities intermediary to further instruct DTC to tender your Preferred ADSs to the Exchange Agent on your behalf.

If I hold Preferred Shares directly that are registered through CSD, how do I participate in the Offer?

If you have invested in Preferred Shares directly pursuant to Resolution No. 4,373 (including Preferred Shares received upon the cancellation of your Preferred ADSs and withdrawal of Preferred Shares underlying your Preferred ADSs from Vale’s Preferred ADS program), then your shares are registered through CSD and you should contact your representative in Brazil (for purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, if you wish to participate in the Offer.

If the Preferred Shares you hold are registered through CSD, you may participate in the Offer by instructing your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Shares that you wish to convert to the Conversion Account, subject to the rules and operating procedures of Bovespa, no later than August 11, 2017, unless the Offer is extended or earlier terminated. Your instructions to your representative, broker or custodian should indicate the number of Preferred Shares that you wish to convert.

A beneficial owner of Preferred Shares registered in the name of a broker or other securities intermediary must contact that entity if that beneficial owner desires to participate in the Offer. See “The Offer—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

Are there any conditions to the Offer?

Yes. The Offer is subject to the condition that we must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least 54.09% of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 1,064,340,789 Preferred Shares. If this condition is met, all Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein.

As promptly as possible following the Share Expiration Date, we will determine whether all conditions to the Offer have been met and will publish a notice either (1) that all Preferred ADSs and Preferred Shares the holders of which have elected to exchange their Preferred ADSs or convert their Preferred Shares (and not withdrawn such election) have been accepted for exchange or conversion, or (2) that the condition to the Offer has not been met and all tendered Preferred ADSs and Preferred Shares will be returned to their respective holders. We expect to publish this notice promptly after the ADS Expiration Time and the Share Expiration Date.

See “The Offer—Section 4—Condition to Offer and Effectiveness of Conversion.”

Is the Offer being made to all holders of Preferred ADSs and Preferred Shares?

Yes, the Offer is open to all holders of Preferred ADSs and Preferred Shares. A separate notice, and related materials, in Portuguese have been published concurrently in Brazil for the holders of Preferred Shares.

Will the Common ADSs be registered with the SEC and listed on the NYSE?	The Common Shares underlying the Common ADSs are registered with the SEC and will continue to be so registered following the completion of the conversion.

The Common ADSs are currently listed on the NYSE and will continue to be so listed following the completion of the conversion.

If I decide not to exchange or convert my Preferred ADSs or Preferred Shares, how will consummation of the Offer affect my Preferred ADSs or Preferred Shares?

If you decide not to exchange your Preferred ADSs or convert your Preferred Shares in the Offer, you will continue to hold the Preferred ADSs or Preferred Shares. The conversion will substantially reduce the number of Preferred ADSs and Preferred Shares that are publicly traded and may reduce the number of holders of Preferred ADSs and Preferred Shares. Such reductions in the numbers of publicly traded Preferred ADSs and Preferred Shares and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the Preferred ADSs and Preferred Shares.

Will the Preferred ADSs be delisted from the NYSE?

This Offer does not have the purpose of delisting the Preferred ADSs from the NYSE. We anticipate that we will maintain the listing of our Preferred ADSs on the NYSE following the completion of the Offer, unless the Offer results in the conversion of all Preferred Shares (including Preferred Shares represented by Preferred ADSs) to Common Shares. Although we do not have any plan for a transaction that would result in the delisting of the Preferred ADS, we or the Valepar Shareholders may propose further transactions for that purpose in the future. The Valepar Shareholders have undertaken to take all necessary measures to list Vale on the Novo Mercado as soon as listing is possible, so long as there is no material risk that holders of Vale’s Class A Preferred Shares will exercise withdrawal rights provided under Brazilian laws. The current rules of the Novo Mercado do not allow Vale to be listed on the Novo Mercado while any Preferred Shares remain outstanding.

Will you terminate the registration of the Preferred Shares underlying the Preferred ADSs with the SEC?

We do not currently plan to terminate the registration of the Preferred Shares underlying the ADSs with the U.S. Securities and Exchange Commission (the “SEC”). Although we do not have any plan for terminating the registration of the Preferred Shares underlying the Preferred ADSs with the SEC, we or the Valepar Shareholders may propose further transactions for that purpose in the future.

Will we be delisted or deregistered in Brazil following the completion of the Offer?

This Offer does not have the purpose of delisting us as a publicly traded company with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the “CVM”) and we will continue to be a publicly traded company following completion of the Offer.

May I withdraw my election to exchange my Preferred ADSs, and how do I do so?

Yes. If you are a registered holder of tendered Preferred ADSs, for a withdrawal of such Preferred ADSs to be effective, you must deliver a written notice of withdrawal with the required information to the Exchange Agent no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017. If you tendered your Preferred ADSs by giving instructions to a broker or other securities intermediary, you must instruct your broker or other securities intermediary to arrange for the withdrawal of your Preferred ADSs and such broker or other securities intermediary must effectively withdraw such Preferred ADSs no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017.

In accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, you may also withdraw any election to exchange Preferred ADSs at any time after August 24, 2017 if the Preferred ADSs have not been accepted for conversion at that time.

See “The Offer—Section 3—Withdrawal of Tenders.”

May I withdraw my election to exchange my Preferred Shares, and how do I do so?

Yes. For a withdrawal of Preferred Shares to be effective, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Shares from the Conversion

Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Shares from the Conversion Account, subject to the rules and operating procedures of Bovespa, no later than no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time) on August 11, 2017.

In accordance with Rule 13e-4(f)(2)(ii) under the Exchange Act you may also withdraw any election to convert Preferred Shares at any time after August 24, 2017 if the Preferred Shares have not been accepted for conversion at that time.

See “The Offer—Section 3—Withdrawal of Tenders.”

How will my rights as a shareholder of Vale change if I accept the Offer?

If your Preferred Shares are converted into Common Shares, you will hold voting securities of our company, entitled to vote at all meetings of our shareholders, including with respect to the election of members of the Board of Directors. You will also hold tag-along rights in the event of a sale of control of Vale. However, the Common Shares that you receive will not be entitled to the preferential allocation of a portion of our mandatory dividend that accrues to holders of Preferred Shares. See “The Offer—Section 11— Material Differences between the Rights of Common Shares and Preferred Shares.”

Does Vale have any recommendation concerning the Offer?

Neither we nor our Board of Directors or board of executive officers make any recommendation to you as to whether to exchange your Preferred ADSs or convert your Preferred Shares in the Offer. We are a Brazilian company and Brazilian law governs the duties and obligations of our Board of Directors and board of executive officers. Brazilian law does not impose any fiduciary or other duty or obligation on us or our Board of Directors or board of executive officers to make any recommendation to you as to whether to exchange your Preferred ADSs or convert your Preferred Shares in the Offer.

If I have elected to exchange my Preferred ADSs or convert my Preferred Shares, may I still trade my Preferred ADSs or Preferred Shares before the Share Expiration Date?

No, once you have elected to exchange your Preferred ADSs or convert your Preferred Shares, those Preferred ADSs or Preferred Shares may not be traded before either (1) in the event that the Preferred ADSs and Preferred Shares are accepted for exchange and conversion, the delivery of the Common ADSs for which the Preferred ADSs have been exchanged or the Common Shares into which the Preferred Shares have been converted, or (2) in the event that the Preferred ADSs and Preferred Shares are not accepted for exchange and conversion, the return of the Preferred ADSs and Preferred Shares to you.

Can the Offer be extended and under what circumstances?

Vale does not expect to extend the Offer. The Offer, as proposed by the Valepar Shareholders and approved by the shareholders of Vale, does not contemplate any extension. An extension would require an amendment of the Proposal by Valepar and a new approval by the Board of Directors and the shareholders of Vale. During any extension of the Offer, all Preferred ADSs and Preferred Shares which have previously elected to exchange or convert, as applicable, and have not been withdrawn will remain subject to the terms of the Offer, including the right of a participating holder to withdraw its Preferred ADSs or Preferred Shares from the Offer. See “The Offer—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

How will I be notified if the Offer is extended?

If the period of time during which the Offer is open is extended, delaying the exchange of the participating Preferred ADSs and the conversion of the participating Preferred Shares, we will make a public announcement of such extension no later than 10:00 a.m., Rio de Janeiro time (9:00 a.m. New York City time), on the next business day after the previously scheduled Share Expiration Date.

When will the Common ADSs for which my Preferred ADSs are exchanged be delivered?

If we determine that all conditions to the conversion have been met, the Exchange Agent will issue and deliver the Common ADSs for which your Preferred ADSs have been exchanged as soon as practicable after the Common Shares into which the Preferred Shares underlying your Preferred ADSs are converted have been deposited with the custodian of Citibank, N.A., as depositary for the Vale Common ADS program (the “Common ADS Depositary”).

It will take up to three business days after the ADS Expiration Time for you to receive the credit of the Common ADSs to be issued and delivered in connection with the exchange of your Preferred ADSs.

When will the Common Shares into which my Preferred Shares are exchanged be delivered?

If we determine that all conditions to the conversion have been met, we will deliver the Common Shares into which your Preferred Shares have been converted as promptly as practicable following this confirmation.

It will take up to two business days after the Share Expiration Date for you to receive the Common Shares to be delivered in connection with the conversion of your Preferred Shares.

When will I receive any cash attributable to any fractional Common ADS?

If you hold Preferred ADSs and the exchange ratio would entitle you to receive a fraction of a Common ADS, the Exchange Agent will sell on the New York Stock Exchange the aggregate of those fractional Common ADSs. You will receive cash in lieu of any fractional Common ADS you are entitled to receive based on the net proceeds (after deducting applicable fees, taxes and expenses, including sales commissions) from any sale of the aggregate number of fractional entitlements to Preferred ADSs. As soon as practicable following the distribution of the Preferred ADSs, payments for fractional entitlements of Common ADSs will be available to registered holders of Common ADSs.

When will I receive any cash attributable to any fractional Common Share?

If you hold Preferred Shares directly and the conversion ratio would entitle you to receive fractional Common Shares, we will sell, in auctions on Bovespa, the aggregate of all fractional Common Shares. Bovespa will auction the fractional Common Shares and you will receive cash in lieu of any fractional Common Share to which you would have been entitled as a result of the conversion based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from any sale on Bovespa of the aggregate number of fractional entitlements to Common Shares. The sale of such fractional interests in auctions on Bovespa is expected to occur five business days after the Share Expiration Date and payments for interests in fractional Common Shares will be available to registered holders on the same day as the auctions.

If I hold Preferred ADSs, will I have to pay ADS cancellation and issuance fees?

No. You will not be required to pay any fee to the Exchange Agent, or any fee to the Preferred ADS Depositary in connection with the cancellation of your Preferred ADSs or any fee charged by the Common ADS Depositary for the issuance of Common ADSs.

If I hold Preferred ADSs or Preferred Shares, will I have to pay any fees, commissions, stock transfer taxes or other taxes in connection with the exchange of my Preferred ADSs or Preferred Shares?	No.

Will I have to pay brokerage commissions if I elect to convert my Preferred ADSs or Preferred Shares?	Each holder of Preferred ADSs or Preferred Shares should consult its broker or other securities intermediary to determine what fees or commissions apply.

What is the market value of the Preferred Shares and Preferred ADSs and Common Shares and Common ADSs as of a recent date?

On June 23, 2017, the last reported sale price of Preferred Shares and Common Shares on Bovespa was R$25.37 and R$27.24, respectively. On February 17, 2017, the last full trading day before we announced the Proposal, the closing price of Preferred Shares and Common Shares on Bovespa was R$32.25 and R$34.07, respectively. Between February 17, 2017 and June 23, 2017, the closing price of the Preferred Shares ranged between R$24.06 and R$34.24 and of the Common Shares ranged between R$25.35 and R$36.43.

On June 23, 2017, the last reported sale price of Preferred ADSs and Common ADSs on the NYSE was US$7.64 and US$8.17, respectively. On February 17, 2017, the last full trading day before we announced the Proposal, the closing price of Preferred ADSs and Common ADSs on the NYSE was US$10.40 and US$10.97, respectively. Between February 17, 2017 and June 23, 2017, the closing price of the Preferred ADSs ranged between US$7.26 and US$10.87 and of the Common ADSs ranged between US$7.77 and US$11.52.

You should obtain current market quotations for Preferred ADSs and Common ADSs, or Preferred Shares and Common Shares, in deciding whether to exchange your Preferred ADSs or convert your Preferred Shares.

What are the U.S. federal income tax and Brazilian tax consequences if I exchange my Preferred ADSs or convert my Preferred Shares?

For U.S. federal income tax purposes, you will not recognize any gain or loss as a result of the exchange of your Preferred ADSs or the conversion of your Preferred Shares solely for Common ADSs or Common Shares, as applicable, except for any gain or loss recognized with respect to cash received in lieu of a fractional Common ADS or Common Share. The receipt of cash (if any) in lieu of a fractional Common ADSs or Common Share will be treated as having received the fractional Common ADSs or Common Shares in the conversion and then as having sold that fractional Common ADS for cash or Common Share. See “The Offer—Section 7—Material Tax Consequences— Certain United States Federal Income Tax Consequences.”

There is no specific provision in Brazilian legislation, and we are not aware of any court decision as to the tax consequences of the conversion of shares. We believe that the conversion of the Preferred Shares into Common Shares should not be characterized as a sale or any other form of disposition of shares, so the conversion of the Preferred Shares into Common Shares should not trigger income tax consequences in Brazil to a holder not deemed to be domiciled in Brazil for tax purposes, or a Non-Brazilian Holder. Accordingly, to the extent that Vale or its agents are required to take any position on the Brazilian tax consequences of the conversion of shares to holders, Vale generally intends to take the position that no Brazilian withholding income tax is required. However, a Non-Brazilian Holder of Preferred Shares that is not a 4,373 Holder may be subject to income tax due on the capital gains, at a progressive rate ranging from 15% to 22.5%, depending on the amount of the capital gains, in connection with the receipt of cash payment for fractional shares. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment. See “The Offer—Section 7—Material Tax Consequences— Material Brazilian Tax Consequences.”

What is the accounting treatment of the conversion?

The conversion of Preferred Shares into Common Shares will have no effect on our balance sheet or our income statement. The conversion will reduce the number of outstanding shares, as each Preferred Share or Preferred ADS tendered will be converted into a Common Share or Common ADS at a ratio of 0.9342 Common Share per Preferred Share, which will in turn increase earnings per share. However, the Merger will increase the number of outstanding shares, as a result of the 10% increase in the number of Vale securities held by Valepar shareholders as compared to Valepar’s current shareholding interest, which will in turn reduce earnings per share and cause a dilution of approximately 3% of the other shareholders of Vale.

Why will Vale amend its bylaws and what are the principal amendments?

The amendments to our bylaws, which will only be implemented if the Offer is consummated, are aimed to conform our bylaws as much as possible to the requirements of the Novo Mercado and to reflect the proposed changes in our capital structure.

The principal modifications to our bylaws are: (i) at least 20% of the Board of Directors will be composed of independent directors pursuant to Novo Mercado rules; (ii) equal treatment for holders of Common Shares will be required in connection with any sale of control of Vale; (iii) there will be a mandatory tender offer requirement if any shareholder or group of shareholders acquires Common Shares in an amount equal to or greater than 25% of the total outstanding amount of Common Shares or of Vale’s total capital stock (excluding Common Shares held in treasury) and (iv) certain disputes will be subject to arbitration before Bovespa Market Arbitration Chamber. See “The Offer—Section 15—Background and Purpose of the Offer and Plans for Vale After the Offer—Our Proposed New Bylaws.”

Why is Vale doing the Merger?

The Merger is an integral part of the Transaction, because it will result in Valepar ceasing to be the controlling shareholder of Vale by merging Valepar into Vale. The terms of the Merger will lead to a 10% increase in the number of Vale securities held by Valepar shareholders as compared to Valepar’s current shareholding interest, and represents a dilution of approximately 3% of the shareholding interest held by the other shareholders in Vale. See “The Offer—Section 15—Background and Purpose of the Offer and Plans for Vale After the Offer—Merger and Corporate Ownership Simplification.”

Who may I talk to if I have questions about the Offer?	You may contact the U.S. Information Agent for information regarding the Offer to Convert or the Offer at:

Morrow Sodali LLC

Calls within the United States: (800) 662-5200 (toll-free) Calls outside the United States: (203) 658-9400 (collect) Email: VALE.info@morrowsodali.com

To the holders of Preferred Shares of Vale S.A.:

INTRODUCTION

Vale hereby offers (1) holders of the Preferred ADSs the opportunity to exchange their Preferred ADSs for Common ADSs at a ratio of 0.9342 Common ADSs for each Preferred ADS properly tendered, plus cash in lieu of any fractional Common ADS, and (2) the holders of Preferred Shares, including Preferred Shares represented by Preferred ADSs, the opportunity to convert their Preferred Shares into Common Shares at a ratio of 0.9342 Common Shares for each Preferred Share properly tendered, plus cash in lieu of any fractional Common Share, upon the terms and subject to the conditions set forth in the Offer to Convert.

Subject to the terms described herein, unless Vale extends or terminates the Offer, in order to participate in the Offer, holders of Preferred ADSs must elect to exchange their Preferred ADSs no later than the ADS Expiration Time, and holders of Preferred Shares must elect to convert their Preferred Shares no later than the Share Expiration Date.

All Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein, subject to the conditions described in the Offer to Convert.

If you own your Preferred Shares through a broker or other securities intermediary and your broker or other securities intermediary submits your election to convert Preferred Shares on your behalf, your broker or other securities intermediary may charge a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges or commissions will apply. See “The Offer—Section 5—Fees and Expenses.”

The Offer is subject to the condition that we must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least 54.09% of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 1,064,340,789 Preferred Shares. If this condition is met, Preferred ADSs which are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and Preferred Shares which are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein. In accordance with the terms of the Proposal, each of the Valepar Shareholders is bound to participate in the Offer and surrender all of its Preferred Shares for conversion. As of June 23, 2017, the Valepar Shareholders owned an aggregate of 20,340,000 Preferred Shares, representing 1% of the outstanding Preferred Shares (excluding treasury shares) and 1,716,435,045 Common Shares, representing 53.9% of the outstanding Common Shares (excluding treasury shares). See “The Offer—Section 4—Condition to Offer and Effectiveness of Conversion.”

This Offer does not have the purpose of delisting Vale as a publicly traded company with the CVM, and Vale will continue to be a public traded company with the CVM following completion of this Offer.

As of March 31, 2017, Vale had 1,967,721,926 Preferred Shares issued and outstanding (including 595,349,634 Preferred Shares underlying its issued and outstanding Preferred ADS) and 3,185,653,000 Common Shares issued and outstanding (including 769,338,504 Common Shares underlying its issued and outstanding Common ADSs). After the conversion and before the Merger, Vale expects that it will have 5,023,898,826 Common Shares issued and outstanding (including Common Shares underlying its Common ADSs), assuming all Preferred Shares (including Preferred Shares underlying the Preferred ADSs) are tendered for conversion in the Offer. In addition, pursuant to the Merger, Vale expects to issue 173,543,667 additional Common Shares, without par value, in favor of the Valepar Shareholders. Consequently, upon consummation of the Merger and assuming all Preferred Shares (including Preferred Shares underlying the Preferred ADSs) are tendered for conversion in the Offer, Vale expects to have 5,197,442,493 Common Shares issued and outstanding (including Common Shares underlying its Common ADSs).

This Offer to Convert contains forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the

Offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy after the completion of the Offer.

Our forward-looking statements speak only as of the date they are made. You should not place undue reliance on forward-looking statements contained in this Offer to Convert.

This Offer to Convert contains important information that you should read before making any decision in connection with the Offer.

THE OFFER

Section 1. Terms of the Offer and Expiration Times and Date

General

Vale hereby offers (1) the holders of Preferred ADSs the opportunity to exchange their Preferred ADSs for Common ADSs at a ratio of 0.9342 Common ADSs for each Preferred ADS properly tendered, plus cash in lieu of any fractional Common ADS, and (2) the holders of Preferred Shares, including Preferred Shares in the form of Preferred ADSs, the opportunity to convert their Preferred Shares into Common Shares at a ratio of 0.9342 Common Shares for each Preferred Share properly tendered, plus cash in lieu of any fractional Common Share, upon the terms and subject to the conditions set forth in the Offer to Convert.

Subject to the terms described herein, unless Vale extends or terminates the Offer, in order to participate in the Offer, the holders of Preferred Shares must elect to convert their Preferred Shares no later than August 11, 2017, as such date may be extended by us.

Subject to the terms described herein, unless Vale extends or terminates the Offer, in order to participate in the Offer, the holders of Preferred ADSs must elect to exchange their Preferred ADSs no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017.

Extension, Amendment and Termination

The Offer, as proposed by the Valepar Shareholders and approved by the shareholders of Vale, does not provide for any extension, amendment or termination.  An extension, amendment or termination would require an amendment of the Proposal by Valepar and new approval by the Board of Directors and the shareholders of Vale. To the extent so provided for, and permitted by applicable Brazilian and U.S. securities laws, the SEC, and the terms of the Offer, we reserve the right, at any time and from time to time, in our sole discretion: (1) to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange for Common ADSs or conversion into Common Shares; (2) to amend the Offer in any respect; and (3) to terminate the Offer without acceptance of any Preferred ADSs or Preferred Shares. In order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Share Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If there is a material change in the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4 and 14e-1 under the Exchange Act. If the consideration being offered in the Offer increases, the increase in the consideration being offered will be applicable to all holders of Preferred ADSs and Preferred Shares that are accepted for conversion pursuant to the Offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of the Preferred ADSs and Preferred Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until that tenth business day. We do not expect any increase in the amount of consideration currently offered in the Offer.

Mailing

This Offer to Convert and other relevant materials, if any, (1) will be mailed on our behalf to (a) registered holders of Preferred ADSs, and (b) the U.S. resident record holders of Preferred Shares whose names appear on the shareholder lists maintained by CSD, and (2) will be furnished to brokers and other securities intermediaries who are listed as participants in the security position listing of DTC, as the clearing agency for the Preferred ADSs, as holding Preferred ADSs as of the date hereof for subsequent transmittal to the beneficial owners of Preferred ADSs. We will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the Offer materials to their clients. We will also mail this Offer to Convert and other relevant materials, if any, to any registered or beneficial holder of Preferred Shares resident in the U.S. or any registered or beneficial holder of Preferred ADSs that requests a copy of the Offer materials.

Definitions

For purposes of this Offer to Convert, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares

Holders of Preferred ADSs

If you hold Preferred ADSs indirectly through a broker or other securities intermediary and would like to tender them into the Offer, you must request that your broker or other securities intermediary tender your Preferred ADSs to the Exchange Agent by book-entry transfer to an account maintained by the Exchange Agent at DTC using DTC’s automated systems and causing DTC to send an Agent’s Message to the Exchange Agent, to be received prior to the ADS Expiration Time.

DTC and the brokers and other securities intermediaries that are participants in its system will set their own cutoff dates and times to receive instructions to tender in the Offer, which will be earlier than the ADS Expiration Time. You should contact the securities intermediary through which you hold Preferred ADSs to determine the cutoff date and time that applies to you.

Delivery of documents to DTC will not constitute delivery to the Exchange Agent.

If you are a registered holder of Preferred ADSs and you would like to tender your Preferred ADSs in the Offer, you must complete and sign the enclosed Letter of Transmittal and return it together with all other required documentation to the Exchange Agent at the appropriate address specified on the Letter of Transmittal, to be received prior to the ADS Expiration Time, which is 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017. The time involved in tendering Preferred ADSs held in uncertificated form on the books of the Preferred ADS Depositary will vary depending on the time it takes you to complete the Letter of Transmittal and deliver it and any other required documentation by registered mail to the Exchange Agent.

Except as otherwise provided below, all signatures on the enclosed Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (an “eligible institution”). Signatures on the Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Preferred ADSs to be tendered and the holder has not submitted a transfer of ownership form to the Exchange Agent as contemplated by the Letter of Transmittal, or (2) if the Preferred ADSs to be tendered are held for the account of an eligible institution.

The method of delivery of Letters of Transmittal and any other required documents is at your sole option and risk. Letters of Transmittal and any other required documents will be deemed delivered only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time.

No alternative, conditional or contingent tenders of Preferred ADSs will be accepted, except in the case of Preferred ADSs held on account in the International Direct Investment Plan and the Direct Registration System, and no fractional Preferred ADSs will be exchanged. By executing the Letter of Transmittal, you waive any right to receive any notice of the acceptance of your Preferred ADSs for exchange.

The Exchange Agent will receive and hold all tendered Preferred ADSs for the benefit of Vale and will certify to Vale following the ADS Expiration Time the total number of Preferred ADSs that have been validly tendered through the Exchange Agent into, and not withdrawn from, the Offer as of the ADS Expiration Time.

All properly completed and duly executed Letters of Transmittal and any other required documents or, in the case of a book-entry transfer, all Agent’s Messages, delivered to the Exchange Agent by you or on your behalf will be deemed, without any further action by the Exchange Agent, to constitute acceptance by you of the Offer with respect to your Preferred ADSs tendered in the Offer upon the terms and subject to the conditions set forth in this Offer to Convert and the accompanying Letter of Transmittal.

If your Preferred ADSs are not accepted for exchange for any reason, the Preferred ADSs will be returned to you as promptly as practicable after the expiration or termination of the Offer or your proper withdrawal of the Preferred ADSs from the Offer, as applicable. In the case of Preferred ADSs held through a broker or other securities intermediary, such return will be effected by crediting such Preferred ADSs to the account at DTC from which they were transferred. Preferred ADSs in respect of which a tender has been made will be held in an account controlled by the Exchange Agent or will be blocked on the Preferred ADS Depositary’s register, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as (1) you withdraw your Preferred ADSs from the Offer, (2) your Preferred ADS have been exchanged for Common ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the Common ADSs received in respect of your Preferred ADSs), or (3) your Preferred ADSs have been returned to you if the Offer expires or is terminated or because they were not accepted for conversion.

Cancellation of Preferred ADSs to Tender Underlying Preferred Shares

If you or your nominee holds Preferred ADSs and you want to tender the Preferred Shares represented by those Preferred ADSs for conversion using one of the methods described in this section below under “—Holders of Preferred Shares”, you or your nominee must first withdraw the Preferred Shares represented by your Preferred ADSs by:

•                  withdrawing the Preferred Shares that you wish to convert from Vale’s Preferred ADS program by surrendering the Preferred ADSs that represent those Preferred Shares to the Preferred ADS Depositary at 480 Washington Blvd., Jersey City, New Jersey 07310;

•                  paying any taxes or governmental charges payable in connection with your withdrawal of the Preferred Shares from the Preferred ADS program; and

•                  following the procedures described herein applicable to holders of Preferred Shares.

If you surrender your Preferred ADSs and receive Preferred Shares, the Preferred Shares you receive will be registered at the CSD, and you will need to obtain your own foreign investor registration under Resolution 4,373 if you do not already have this registration. See “—Section 8— Exchange Controls and Central Bank Registration.” You will need to take these steps in sufficient time to allow your ownership of the Preferred Shares to be reflected on the books and records of the CSD sufficiently in advance of the Share Expiration Date for you to complete the procedures necessary to convert your Preferred Shares in the Offer.

Questions or requests for assistance by a holder of Preferred ADSs wishing to cancel your Preferred ADSs in order to participate in the Offer to Convert may be directed to:

Citibank, N.A.
480 Washington Blvd.

Jersey City, NJ 07310

Phone: 973 461 7021

e-mail: drbrokerservices@citi.com

Holders of Preferred Shares

Any Preferred Shareholder that wishes to elect to convert its Preferred Shares into Common Shares in the Offer must do so through the CSD no later than the dated indicated below. If you have invested in Preferred Shares directly pursuant to Annex I of Resolution No. 4,373 (including Preferred Shares received upon the cancellation of your Preferred ADSs and the withdrawal of Preferred Shares underlying your Preferred ADSs from Vale’s Preferred ADS program), then your shares are registered through the CSD and you should contact your representative in Brazil (for purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, if you wish to elect to convert your Preferred Shares into Common Shares in the Offer.

If the Preferred Shares you hold are registered through CSD, you may elect to convert your Preferred Shares into Common Shares in the Offer by instructing your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Shares that you wish to convert to the Conversion Account, subject to the rules and operating procedures of Bovespa, no later than August 11, 2017 unless the Offer is extended or earlier terminated. Your instructions to your representative, broker or custodian should indicate the number of Preferred Shares that you wish to convert.

The brokers and other securities intermediaries that are permitted to place orders through Bovespa will set their own cutoff dates and times to receive instructions to tender in the Offer. You should contact broker or the securities intermediary through which you hold Preferred Shares to determine the cutoff date and time that applies to you.

No Guaranteed Delivery

There will be no guaranteed delivery procedures available to tender the Preferred Shares for exchange or the Preferred ADSs for conversion. Therefore, there will be no way to tender Preferred ADSs into the Offer after the ADS Expiration Time or to tender Preferred Shares into the Offer after the Share Expiration Date.

General

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of an election to exchange Preferred ADSs or to convert Preferred Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all elections to convert determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the election to convert of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No election to exchange Preferred ADSs or to convert Preferred Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in elections to convert or incur any liability for failure to give any such notification. Our interpretation of the terms of the Offer will be final and binding.

An election to exchange Preferred ADSs or to convert Preferred Shares pursuant to any of the procedures described above will constitute the tendering securityholder’s acceptance of the terms of the Offer, as well as the tendering securityholder’s representation and warranty to us that such securityholder has the full power and authority to convert, sell, assign and transfer the Preferred ADSs or Preferred Shares for which such election is made (and any and all other Preferred ADSs, Preferred Shares or other securities issued or issuable in respect of such Preferred ADSs or Preferred Shares) and when the Preferred ADSs are accepted for exchange by us or the Preferred Shares are accepted for conversion by us, we will acquire good and unencumbered title to the Preferred ADSs or Preferred Shares, as applicable, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Following the exchange or conversion, the Preferred Shares that are converted into Common Shares (including any Preferred Shares underlying the Preferred ADSs accepted for exchange) will be cancelled.

Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this Offer to Convert. Additional copies of this Offer to Convert may also be obtained from the U.S. Information Agent.

Section 3. Withdrawal of Tenders

General

Preferred ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the ADS Expiration Time, and Preferred Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Share Expiration Date. Thereafter, elections to convert made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 3.

If you elect to exchange your Preferred ADSs or to convert your Preferred Shares and subsequently wish to withdraw, including in the event that we extend the Offer, or are unable to accept an election to exchange Preferred ADSs or to convert Preferred Shares for any reason, your withdrawal will not be effective, unless your withdrawal is made in compliance with the procedures set forth in this Section 3.

In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Preferred ADSs or the Preferred Shares, as the case may be, have not been accepted for conversion by August 24, 2017, holders of Preferred ADSs that have elected to exchange Preferred ADSs, and holders of Preferred Shares that have elected to convert Preferred Shares, may withdraw such elections. If you withdraw your election to convert under those circumstances, your withdrawal is made in compliance with the procedures set forth in this Section 3.

Withdrawals of elections to exchange or convert may not be rescinded. Any Preferred ADSs or Preferred Shares for which an election to exchange or convert has been properly withdrawn will thereafter be deemed not to have been subject to a valid election for purposes of the Offer. However, holders who have withdrawn an election (1) to exchange Preferred ADSs may deliver a new election to exchange at any time prior to the ADS Expiration Time, or (2) to convert Preferred Shares may deliver a new election to convert at any time prior to the Share Expiration Date, in either case, by following one of the procedures described in “—Section 2— Procedures for Accepting the Offer and Exchanging Preferred ADSs and Converting Preferred Shares.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all withdrawal notices determined by us not to be in proper form. None of Vale, the Exchange Agent, the U.S. Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Holders of Preferred ADSs

If you are a registered holder of Preferred ADSs and you elected to exchange your Preferred ADSs and subsequently wish to withdraw your election, you must deliver an original written notice of withdrawal with the required information to the Exchange Agent to be received no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017. Any such notice of withdrawal must specify the name of the person who tendered the Preferred ADSs to be withdrawn, the number of Preferred ADSs to be withdrawn and the name of the registered holder of such Preferred ADSs, if different from that of the person who tendered such Preferred ADSs. If you tendered your Preferred ADSs by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Preferred ADSs and such broker, banker or other nominee must effectively withdraw such Preferred ADSs no later than 5:00 p.m., New York City time (6:00 p.m., Rio de Janeiro time), on August 11, 2017.

Holders of Preferred Shares

If you elect to convert your Preferred Shares and subsequently wish to withdraw your election, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Shares from the Conversion Account, subject to the rules and operating procedures of Bovespa, no later than 6:00 p.m., New York City time (5:00 p.m., Rio de Janeiro time) on August 11, 2017.

Section 4. Condition to Offer and Effectiveness of Conversion

The Offer is subject to the condition that we must have received as of the Share Expiration Date acceptances of the Offer that have not been validly withdrawn from holders of at least 54.09% of the outstanding Preferred Shares (including Preferred Shares represented by Preferred ADSs, but excluding treasury shares), equivalent to 1,064,340,789 Preferred Shares. If this condition is met, all Preferred ADSs that are tendered for exchange and not withdrawn prior to the ADS Expiration Time, and all Preferred Shares that are tendered for conversion and not withdrawn prior to the Share Expiration Date, will be exchanged for Common ADSs or converted into Common Shares, as applicable, in accordance with the terms described herein.

In accordance with the terms of the Proposal, which is binding on the Valepar Shareholders, each of the Valepar Shareholders will participate in the Offer and surrender all of its Preferred Shares for conversion. As of June 23, 2017, the Valepar Shareholders owned an aggregate of 20,340,000 Preferred Shares, representing 1% of the outstanding Preferred Shares (excluding treasury shares) and 1,716,435,045 Common Shares, representing 53.9% of the outstanding Common Shares (excluding treasury shares).

As promptly as possible following the Share Expiration Date, we will determine whether all conditions to the Offer have been met and will publish a notice either (1) that all Preferred ADSs and Preferred Shares the holders of which have elected to exchange their Preferred ADSs or convert their Preferred Shares (and not withdrawn such election) have been accepted for exchange or conversion, or (2) that the condition to the Offer has not been met and all tendered Preferred ADSs and Preferred Shares will be returned to their respective holders. We expect to publish this notice promptly after the ADS Expiration Time and the Share Expiration Date.

Section 5. Fees and Expenses

We will issue Common Shares upon conversion of Preferred Shares accepted for conversion in the Offer in reliance on Section 3(a)(9) of the U.S. Securities Act of 1933, as amended, or the Securities Act, which exempts the offering of the Common Shares to be issued in the Offer from the registration requirements of the Securities Act, provided that no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange of these securities. Consequently, we will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of Preferred ADSs or conversions of Preferred Shares pursuant to the Offer.

We have retained Citibank, N.A. as the Exchange Agent and Morrow Sodali LLC as the U.S. Information Agent, in connection with the Offer. Each of these entities will receive customary compensation for their respective services and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer.

The U.S. Information Agent may request brokers and other securities intermediaries to forward the Offer materials to beneficial holders of Preferred ADSs to the extent permitted by applicable law. Brokers and other securities intermediaries will, upon request, be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Each holder of Preferred ADSs or Preferred Shares should consult its broker or other securities intermediary to determine what fees or commissions may apply.

Section 6. Issuance of Common ADSs and Common Shares and Payment for Fractional Common ADSs and Common Shares

If we determine that all conditions to the conversion have been met, we will publish a notice either (1) that all Preferred ADSs and Preferred Shares the holders of which have elected to exchange their Preferred ADSs or convert their Preferred Shares (and not withdrawn such election) have been accepted for exchange or conversion, or (2) that the condition to the Offer has not been met and all tendered Preferred ADSs and Preferred Shares will be returned to their respective holders. We expect to publish this notice approximately five business days after the ADS Expiration Time and the Share Expiration Date.

Holders of Preferred ADSs

If you elect to exchange your Preferred ADSs and we accept your Preferred ADSs for exchange, the Exchange Agent will surrender all validly tendered Preferred ADSs to the Preferred ADS Depositary and instruct the Preferred ADS Depositary to elect to convert the underlying Preferred Shares and deposit the Common Shares issued upon the conversion under the deposit agreement for Common Shares and instruct the Common ADS Depositary to issue and deliver Common ADSs in respect of that deposit to the Exchange Agent. The Exchange Agent will deliver those Common ADSs to the former holders of the Preferred ADSs entitled to them.

It will take up to three business days after the ADS Expiration Time for you to receive the credit of the Common ADSs to be delivered in connection with the exchange of your Preferred ADSs.

If your Preferred ADSs are accepted for exchange and the exchange ratio would entitle you to receive a fraction of a Common ADS, the Exchange Agent will sell on the New York Stock Exchange the aggregate of those fractional Common ADSs. You will receive cash in lieu of any fractional Common ADS you are entitled to receive based on the net proceeds (after deducting applicable fees, taxes and expenses, including sales commissions) from any sale of the aggregate number of fractional entitlements to Common ADSs. As soon as practicable following the distribution of the Common ADSs, payments for fractional entitlements of Common ADSs will be available to registered holders of Common ADSs.

Holders of Preferred Shares

If you elect to convert your Preferred Shares and we accept your Preferred Shares for conversion, we will deliver the Common Shares into which your Preferred Shares have been converted as promptly as practicable following the determination by our Board of Directors that the condition to the conversion has been met.

Because the Preferred Shares and Common Shares are book-entry shares, the conversion will be evidenced by a notation made in the share registry of Vale, and no further action will be required to be taken by Vale or any shareholder to give effect to the conversion.

It will take up to two business days after the Share Expiration Date for you to receive the Common Shares to be delivered in connection with the conversion of your Preferred Shares.

If you hold Preferred Shares directly and the conversion ratio would entitle you to receive fractional Common Shares, we will sell, in auctions on Bovespa, the aggregate of all fractional Common Shares. Bovespa will auction the fractional Common Shares and you will receive cash in lieu of any fractional Common Share to which you would have been entitled as a result of the conversion based on the net proceeds (after deducting applicable fees and expenses, including sales commissions), from any sale on Bovespa of the aggregate number of fractional entitlements to Common Shares. The sale of such fractional interests in auctions on Bovespa is expected to occur five business days after the Share Expiration Date and payments for interests in fractional Common Shares will be available to registered holders on the same day as the auctions.

Section 7. Material Tax Consequences

Certain United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the disposition of Preferred ADSs or Preferred Shares, as applicable, pursuant to the Offer as of the date hereof.  Investors should consult the discussion under “Additional information—Taxation—U.S. federal income tax considerations” in our Annual Report on Form 20-F for the year ended December 31, 2016, for a discussion of the tax treatment of acquiring, owning, and disposing of our Common ADSs or Common Shares.  This summary applies to U.S. holders, as defined below, who hold their Preferred ADSs or Preferred Shares as capital assets and does not apply to special classes of holders, such as:

•                  certain financial institutions,

•                  insurance companies,

•                  dealers in securities or foreign currencies,

•                  tax-exempt organizations,

•                  securities traders who elect to account for their investment in Preferred ADSs or Preferred Shares on a mark-to-market basis,

•                  persons holding Preferred Shares, Common Shares or ADSs as part of hedge, straddle, conversion or other integrated financial transactions for tax purposes,

•                  holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar,

•                  partnerships or other holders treated as “pass-through entities” for U.S. federal income tax purposes, or the partners therein, or

•                  persons owning, actually or constructively, 10% or more of our voting shares.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect on the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein or that a court will not sustain such a challenge in the event of litigation. This summary does not address the Medicare tax on net investment income, the alternative minimum tax, or any aspect of state, local or non-U.S. tax law.

If you are considering exchanging your Preferred ADSs for Common ADSs or converting your Preferred Shares for Common Shares in response to the Offer, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of Preferred ADSs or Preferred Shares that is, for U.S. federal income tax purposes:

•                  a citizen or resident alien individual of the United States,

•                  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or

•                  otherwise subject to U.S. federal income taxation on a net income basis with respect to the Preferred Shares, Common Shares or ADSs.

The term U.S. holder also includes certain former citizens of the United States.

The exchange of Preferred ADSs for Common ADSs or the conversion of Preferred Shares into Common Shares will be treated as a reorganization within the meaning of Section 368(a) of the Code.  Accordingly:

•                  except as provided below with respect to cash received in lieu of a fractional Common ADS or Common Share, you will not recognize gain or loss when you exchange your Preferred ADSs solely for Common ADSs or convert your Preferred ADSs solely into Common ADSs, as applicable,

•                  your tax basis in the Common ADSs or Common Shares, as applicable, that you receive in the exchange or conversion (including any fractional Common ADS or Common Share that is deemed to be received and then sold for cash) will equal your tax basis in the Preferred ADSs or Preferred Shares you surrendered, and

•                  your holding period for the Common ADSs or Common Shares that you receive in the exchange or conversion will include your holding period for the shares of Preferred ADSs or Preferred Shares, as applicable, that you surrender in the exchange or conversion.

If you acquired different blocks of Preferred ADSs or Preferred Shares at different times and at different prices, your basis and holding period in your Common ADSs or Common Shares, as applicable, may be determined with reference to each block of Preferred ADSs or Preferred Shares.

You will not recognize any gain or loss as a result of the exchange of your Preferred ADSs solely for Common ADSs or the conversion of your Preferred Shares into Common Shares, as applicable, except for any gain or loss recognized with respect to cash received in lieu of a fractional Common ADSs or Common Share. Your receipt of cash (if any) in lieu of a fractional Common ADS or Common Share will be treated as if you received the fractional Common ADS or Common Share in the conversion and then sold that fractional Common ADSs or Common Share for cash.  You will recognize gain or loss on any cash received in lieu of a fractional Common ADS or Common Share equal to the difference, if any, between the amount of cash received in lieu of the fractional Common ADS or Common Share and the portion of your adjusted tax basis in the Preferred ADSs or Preferred Shares surrendered that is allocable to the fractional Common ADS or Common Share. Such gain or loss generally will be long-term capital gain or loss if the holding period in the Preferred ADSs or Preferred Shares is more than twelve months as of the closing date of the exchange and conversion.  The net amount of long-term capital gain recognized by individual U.S. holders generally is subject to taxation at preferential rates. Your ability to use capital losses to offset income is subject to limitations. In addition, if you are entitled to fractional Common Shares and do not convert reais into U.S. dollars on the date they are received by Bovespa, it is possible that you will recognize foreign currency gain or loss, which would be ordinary gain or loss, when the reais are converted into U.S. dollars.

Any gain or loss will be U.S. source gain or loss for U.S. foreign tax credit purposes. Consequently, in the event that Brazilian withholding tax were imposed on the conversion or exchange of Preferred ADSs or Preferred Shares, and you do not receive significant foreign source income from other sources, you may not be able to derive effective U.S. foreign tax credit benefits in respect of the Brazilian withholding tax. You should consult your own tax advisors regarding the application of the foreign tax credit rules in the event that any Brazilian taxes are imposed in respect of the Offer.

Information returns may be filed with the IRS in connection with payments made in respect of the exchange or conversion of Preferred ADSs or Preferred Shares. You may be subject to U.S. backup withholding tax on these payments if you fail to provide your taxpayer identification number or comply with certain certification procedures or otherwise establish an exemption from backup withholding. If you are required to make such a certification or to establish such an exemption, you generally must do so on IRS Form W-9. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

In addition, if you are a significant holder that owns at least 1% of our total outstanding stock or that holds our stock with a basis of $1 million or more, you should consult your own tax advisors regarding the possible need to file an information statement with your annual tax return for the year and to comply with certain recordkeeping requirements relating to the Offer.

Material Brazilian Tax Consequences

The following discussion contains a description of the material Brazilian tax consequences, subject to the limitations set forth herein, of the exchange of Preferred ADSs for Common ADSs, or the conversion of Preferred Shares into Common Shares in the Offer, by a holder not deemed to be domiciled in Brazil for tax purposes (a “Non-Brazilian Holder”). This discussion is based on the tax laws of Brazil and regulations thereunder in effect on the date hereof, which are subject to change. This discussion does not specifically address all of the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder. Therefore, each Non-Brazilian Holder should consult its own tax advisor about the Brazilian tax consequences of the exchange of its Preferred Shares or ADSs or the Conversion of its Common Shares.

The sale or any other form of disposition of the Common Shares or Preferred Shares, which are assets located in Brazil, may give rise to withholding income tax upon any possible capital gain derived by Non-Brazilian Holders.

According to article 26 of Law No. 10,833, enacted on December 29, 2003, capital gains realized by a foreign investor on the sale or any other form of disposition of assets located in Brazil are subject to withholding income tax in Brazil, whether the sale is to a non-Brazilian resident or to a Brazilian resident. However, the conversion of the Preferred Shares into Common Shares should not be characterized as a sale or any other form of disposition of Preferred Shares.

To the extent that Vale or its agents are required to take any position on the Brazilian tax consequences of the conversion of shares to holders, Vale intends to take the position that no Brazilian withholding income tax is required ,except as described below in respect of cash paid in lieu of fractional shares. There is no specific provision in the Brazilian legislation, and we are not aware of any court decision, as to the tax consequences of the conversion of shares. We believe that the conversion of the Preferred Shares into Common Shares should not be characterized as a sale or any other form of disposition of shares, so the conversion of the Preferred Shares into Common Shares should not trigger income tax consequences in Brazil to Non-Brazilian Holders.  However, a Non Brazilian Holder of Preferred Shares that is not a 4,373 Holder may be subject to income tax due on the capital gains, at a progressive rate ranging from 15% to 22.5%, depending on the amount of the capital gains, in connection with the receipt of cash payment for fractional shares. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment.

Section 8. Exchange Controls and Central Bank Registration

There are no restrictions on ownership or voting of our capital stock by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments, payments of interest on shareholders’ equity and proceeds from the sale of our share capital into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions under foreign investment legislation and foreign exchange regulations, which generally require, among other things, the registration of the relevant investment with the Central Bank of Brazil (Banco Central do Brasil) (the “Brazilian Central Bank”) and/or the CVM, as the case may be.

Investments in the Common Shares or Preferred Shares by (1) a holder not deemed to be domiciled in Brazil for Brazilian tax purposes, (2) a non-Brazilian holder who is registered with the CVM under Annex I of Resolution No. 4,373, or (3) the Depositary, are eligible for registration with the Brazilian Central Bank. This registration (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, converted at the market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of the Common Shares or Preferred Shares.

The registered capital per newly issued Common Share or Preferred Share purchased in the form of an ADS, or purchased in Brazil under Annex I of Resolution No. 4,373 and deposited with the depositary in exchange for an ADS, will be equal to its purchase price and to the market value of the corresponding shares on the date of the deposit, respectively.

The registered capital under Annex I of Resolution No. 4,373 per Common Share or Preferred Share withdrawn upon cancellation of a corresponding ADS will be the U.S. dollar equivalent of the market value of the Common Share or Preferred Share, as the case may be, on Bovespa on the day of withdrawal. Such cancellation is also subject to the execution of simultaneous foreign exchange agreements without the actual inflow and outflow of funds to and from Brazil, or the Symbolic FX Agreements. The U.S. dollar equivalent will be determined upon the execution of the Symbolic FX Agreement.

Foreign Direct Investment and Portfolio Investment

Investors (individuals, legal entities, mutual funds and other collective investment entities) domiciled, residing or headquartered outside Brazil may register their investments in our shares as foreign portfolio investments under Annex I of Resolution No. 4,373 (described below) or as foreign direct investments under Law No. 4,131. Registration under Annex I of Resolution No. 4,373 or Law No. 4,131 generally enables the conversion of dividends, other distributions and sales proceeds received in connection with registered investments into foreign currency and the remission of such amounts outside Brazil. Registration under Annex I of Resolution No. 4,373 affords favorable tax treatment to non-Brazilian portfolio investors who are not resident in a favorable tax jurisdiction, which is defined by Brazilian tax legislation as any country or location that: (1) does not tax income, or taxes income at a rate lower than 20% (or 17% in the case of countries or regimes abiding by the international policy for tax transparency); or (2) does not disclose or imposes restrictions on the disclosure of certain information concerning the shareholding composition of a legal entity, its ownership or the effective beneficiary of income attributable to the foreigners.

Annex I of Resolution No. 4,373

All investments made by a non-Brazilian investor under Annex I of Resolution No. 4,373 are subject to an electronic registration with the Brazilian Central Bank. This registration permits the conversion of dividend payments, payments of interest on shareholders’ equity and proceeds from the sale of our share capital into foreign currency and the remission of such amounts outside Brazil.

Under Annex I of Resolution No. 4,373, non-Brazilian investors registered with the CVM may invest in almost all financial assets and engage in almost all transactions available to Brazilian investors in the Brazilian financial and capital markets without obtaining a separate Brazilian Central Bank registration for each transaction, provided that certain requirements are fulfilled. Under Annex I of Resolution No. 4,373, the definition of a non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities domiciled or headquartered outside Brazil.

Pursuant to Annex I of Resolution No. 4,373, non-Brazilian investors must:

1.              appoint at least one representative in Brazil with powers to take action relating to its investments, which must be a financial institution duly authorized by the Brazilian Central Bank;

2.              appoint an authorized custodian in Brazil for its investments, which must be a financial institution duly authorized by the CVM;

3.              complete the appropriate foreign investor registration forms;

4.              appoint a tax representative in Brazil;

5.              through its representative, register as a non-Brazilian investor with the CVM; and

6.              through its representative, register its investments with the Brazilian Central Bank.

The securities and other financial assets held by a non-Brazilian investor pursuant to Annex I of Resolution No. 4,373 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Brazilian Central Bank or the CVM, as applicable, or be registered in registration, clearing and custody systems authorized by the Brazilian Central Bank or by the CVM, as applicable. Subject to limited exceptions provided in the CVM regulation or previous CVM authorization, the trading of securities held under Annex I of Resolution No. 4,373 is restricted to transactions carried out on stock exchanges or through organized over-the-counter markets licensed by the CVM.

The offshore transfer or assignment of the securities or other financial assets held by non-Brazilian investors pursuant to Annex I of Resolution No. 4,373 are prohibited, except for transfers (1) resulting from consolidation, spin-off, merger or merger of shares or occurring upon the death of an investor by operation of law or will; or (2) resulting from a corporate reorganization effected abroad, as long as the final beneficiaries and the amount of the assets remain the same.

Annex II of Resolution No. 4,373

Annex II of Resolution No. 4,373 provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers.

In the event that a holder of Preferred ADSs exchanges those Preferred ADSs for the underlying Preferred Shares, the holder must:

•                  convert its investment in those shares into a foreign portfolio investment under Annex I of Resolution No. 4,373, subject to the execution of Symbolic FX Agreements; or

•                  convert its investment in those shares into a direct foreign investment under Law No. 4,131, subject to the execution of Symbolic FX Agreements.

The custodian is authorized to update the electronic registration of the Preferred ADS Depositary to reflect conversions of Preferred ADSs into foreign portfolio investments under Resolution No. 4,373.

If a holder of Preferred ADSs elects to convert its Preferred ADSs into a foreign portfolio investment under Annex I of Resolution No. 4,373 or into a foreign direct investment under Law No. 4,131, the conversion will be effected before the Brazilian Central Bank after receipt of an electronic request from the custodian with details of the transaction.

If a holder of Preferred ADSs wishes to convert its investment in our shares into either a foreign portfolio investment under Annex I of Resolution No. 4,373 or a foreign direct investment under Law No. 4,131, it should begin the process of obtaining its own foreign investor registration with the Brazilian Central Bank or with the CVM, as the case may be, in advance of exchanging the Preferred ADSs for the underlying Preferred Shares. A non-Brazilian holder of Preferred Shares may experience delays in obtaining a foreign investor registration, which may delay remittances outside Brazil, which may in turn adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder.

Unless the holder has registered its investment with the Brazilian Central Bank, the holder may not be able to convert the proceeds from the disposition of, or distributions with respect to, such Preferred Shares (or the Common Shares into which such holder converts such Preferred Shares) into foreign currency or remit those proceeds outside Brazil. In addition, if the non-Brazilian investor resides in a “tax haven” jurisdiction or is not an investor registered under Annex I of Resolution No. 4,373, the investor will be subject to less favorable tax treatment than a holder of Preferred ADSs or Common ADSs.

Section 9. Certain Information About the Preferred Shares and the Common Shares

The principal trading market for the Common Shares and Preferred Shares is Bovespa, where they are traded under the symbols “VALE3” and “VALE5,” respectively. In addition, our Common ADSs and Preferred ADSs trade on the NYSE under the symbols “VALE” and “VALE.P,” respectively. Our Common ADSs and Preferred ADSs are also traded on Euronext Paris under the symbols “VALE3” and “VALE5”, respectively.

As of March 31, 2017, there were 3,185,653,000 Common Shares issued and outstanding, and 1,967,721,926 Preferred Shares issued and outstanding, which include 12 golden shares (“Golden Shares”). On March 31, 2017, there were 1,364,688,138 ADSs outstanding, of which 56.4%, or 769,338,504, were Common ADSs and 595,349,634 Preferred Shares, or 43.6% of the outstanding Preferred Shares.

The following tables set forth the high and low closing sales prices for the Common Shares and Preferred Shares on Bovespa and the high and low closing sales prices for the Common ADSs and the Preferred ADSs on the NYSE for the periods indicated.

	Closing Price per Preferred Share on Bovespa		Closing Price per Common Share on Bovespa
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
2015
First Quarter	20.10	15.45	22.84	17.94
Second Quarter	20.30	14.95	27.06	17.54
Third Quarter	16.00	12.27	19.94	15.35
Fourth Quarter	16.26	9.32	20.79	11.65
2016
First Quarter	12.78	6.57	17.58	8.60
Second Quarter	16.68	11.24	21.76	14.02
Third Quarter	16.17	12.78	19.12	16.02
Fourth Quarter	27.84	15.55	31.03	17.65
2017
First Quarter	33.73	23.65	35.81	25.70
Second Quarter (1)	28.97	24.06	30.65	25.35

(1)         Through June 23, 2017.

Source: Bloomberg

	Closing Price per Preferred ADS on the NYSE		Closing Price per Common ADS on the NYSE
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
2015
First Quarter	7.63	4.85	8.69	5.65
Second Quarter	6.66	4.77	8.80	5.58
Third Quarter	5.00	3.21	5.90	4.03
Fourth Quarter	4.31	2.43	5.48	3.07
2016
First Quarter	3.42	1.60	4.65	2.15
Second Quarter	4.66	3.02	6.07	3.91
Third Quarter	5.05	3.79	6.07	4.82
Fourth Quarter	8.20	4.78	9.16	5.45
2017
First Quarter	10.87	7.36	11.52	7.99
Second Quarter(1)	9.33	7.26	9.86	7.77

(1)         Through June 23, 2017.

Source: Bloomberg

Holders are urged to obtain a current market quotation for the Preferred Shares, the Preferred ADSs, the Common Shares and the Common ADSs.

The Common Shares underlying the Common ADSs are currently registered with the SEC and will continue to be so registered following the completion of the conversion. The Common ADSs are currently listed on the NYSE and will continue to be so listed following the completion of the conversion.

This Offer does not have the purpose of delisting the Preferred ADSs from the NYSE, and Vale has no current plan to delist the Preferred ADSs from the NYSE or to terminate the registration of the Preferred Shares underlying the Preferred ADSs with the SEC. Also, this Offer does not have the purpose of delisting us as a publicly traded company with the CVM and we will continue to be a publicly traded company following completion of the Offer.

Although we do not have any plan for a transaction that would result in the delisting of the Preferred ADS or the Preferred Shares, we or the Valepar Shareholders may propose further transactions for that purposes in the future.  The Valepar Shareholders have undertaken to take all necessary measures to list Vale on the Novo Mercado as soon as listing is possible, so long as there is no material risk that holders of Vale’s Class A Preferred Shares will exercise withdrawal rights provided under Brazilian laws.  The current rules of the Novo Mercado do not allow Vale to be listed on the Novo Mercado while any Preferred Shares remain outstanding.

If we delist the Preferred ADSs from the NYSE in the future, and, as a result of the reduction in the number of outstanding Preferred ADSs or the number of holders of Preferred ADSs, we are permitted to terminate the registration of the Preferred Shares underlying the ADSs with the SEC, we will seek to terminate the registration of the Preferred Shares with the SEC.

Section 10. Description of Capital Stock

Common Shares and Preferred Shares

Set forth below is certain information concerning our authorized and issued share capital and a brief summary of certain significant provisions of our current bylaws and Brazilian corporate law. This description does not purport to be complete and is qualified by reference to our current bylaws (an English translation of which we have filed with the SEC) and to Brazilian corporate law.  For more information on our proposed new bylaws, see “—Section 11—Material Differences between the Rights of Common Shares and Preferred Shares” and “—Section 15—Background and Purpose of the Offer and Plans for Vale After the Offer—Our Proposed New Bylaws.”

Our current bylaws authorize the issuance of up to 3.6 billion Common Shares and up to 7.2 billion Preferred Shares, in each case based solely on the approval of the Board of Directors without any additional shareholder approval.

Each Common Share entitles the holder thereof to one vote at meetings of our shareholders. Holders of Common Shares are not entitled to any preference relating to our dividends or other distributions.

Holders of Preferred Shares and the Golden Shares are generally entitled to the same voting rights as holders of Common Shares, except with respect to the election of members of the Board of Directors, and are entitled to a preferential dividend as described below. Non-controlling shareholders holding Common Shares representing at least 15% of our voting capital, and Preferred Shares representing at least 10% of our total share capital, have the right to appoint each one member and an alternate to our Board of Directors. If no group of our common or preferred shareholders meets the thresholds described above, shareholders holding preferred or Common Shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member and an alternate to our Board of Directors. The shareholders seeking to exercise these minority rights must prove that they have held their shares for not less than three months preceding the shareholders’ meeting at which the members of the Board of Directors will be appointed. Under our bylaws, one member of the Board of Directors and his alternate shall be elected and/or removed, by means of a separate vote, by our employees. Holders of Preferred Shares, including the Golden Shares, may elect one member of the permanent Fiscal Council and the respective alternate. Non-controlling holders of Common Shares have the same right as long as they jointly represent 10% or more of the voting shares.

The Brazilian government holds 12 Golden Shares of Vale. The Golden Shares are Preferred Shares that entitle the holder to the same rights (including with respect to voting and dividend preference) as holders of Preferred Shares. In addition, the holder of the Golden Shares is entitled to veto any proposed action relating to the following matters:

•      a change in our name;

•      a change in the location of our head office;

•                  a change in our corporate purpose as regards mining activities;

•                  the winding-up of the Company;

•                  any sale or cessation of activities of any part or of the whole of the following categories of our iron ore mining integrated systems:

a)             mineral deposits, ore deposits, mines;

b)             railways; or

c)              ports and maritime terminals;

•                  any change in the bylaws relating to the rights afforded to the classes of capital stock issued by us; and

•                  any change in the bylaws relating to the rights afforded the Golden Shares.

Dividends

Calculation of Distributable Amount

At each annual shareholders’ meeting, the Board of Directors is required to recommend, based on the executive officers’ proposal, how to allocate our earnings for the preceding fiscal year. For purposes of Brazilian corporate law, a company’s net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and amounts allocated to employees’ and management’s participation in earnings represents its “net profits” for such fiscal year. In accordance with Brazilian corporate law, our adjusted net profit available for distribution is equal to our net profit in any fiscal year, reduced by amounts allocated to our legal reserve and contingency reserve, and increased by any reversals of contingencies reserves that we constituted in prior years. Such amount, the adjusted net profits, is referred to herein as the distributable amount. Under the Brazilian corporate law, we are required to maintain a legal reserve. In addition, we may also establish discretionary reserves, such as a contingency reserve, a tax incentive reserve, an unrealized profit reserve and reserves for investment projects.

The Brazilian corporate law provides that all discretionary allocations of net profits, including discretionary reserves (other than the legal reserve), the contingency reserve, the unrealized income reserve and the reserve for investment projects, are subject to approval by the shareholders voting at the annual meeting and can be transferred to capital or used for the payment of dividends in subsequent years. The fiscal incentive investment reserve and legal reserve are also subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but are not available for the payment of dividends in subsequent years.

The sum of certain discretionary reserves may not exceed the amount of our paid-in capital. When such limit is reached, our shareholders at our general shareholders meeting may approve the allocation of the excess to pay in capital, increase capital or distribute dividends.

Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of our unconsolidated financial statements, in reais, prepared in accordance with Brazilian corporate law. Our consolidated financial statements have been prepared in accordance with IFRS using U.S. dollars as the reporting currency and, although our allocations to reserves and dividends will be reflected in these financial statements, investors will not be able to calculate such allocations or required dividend amounts from our consolidated financial statements in U.S. dollars.

Mandatory dividend

The Brazilian corporate law and our bylaws prescribe that we must distribute to our shareholders in the form of dividends or interest on shareholders’ equity an annual amount equal to not less than 25% of the distributable amount, referred to as the mandatory dividend.

Under the Brazilian Corporate Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized income reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

The Brazilian corporate law allows us to suspend the mandatory distribution in respect of Common Shares and Preferred Shares if our Board of Directors advises our shareholders at our general shareholders’ meeting that payment of the mandatory dividend would be incompatible with our financial condition at that time. To date, our Board of Directors has never determined that payment of the mandatory dividend was inadvisable. The Fiscal Council must issue its opinion on such determination. In addition, our management must report the reasons of any suspension of the mandatory distribution to the CVM. In addition to the mandatory dividend, our Board of Directors may recommend to the shareholders payment of dividends from other funds legally available therefore. Any payment of interim dividends will be netted against the amount of the mandatory dividend for that fiscal year. The shareholders must also approve the recommendation of the Board of Directors with respect to any required distribution. The amount of the mandatory dividend is subject to the size of the legal reserve, the contingency reserve, and the unrealized income reserve. The amount of the mandatory dividend is not subject to the size of the discretionary tax incentive reserve. See —Calculation of Distributable Amount.

Dividend preference of Preferred Shares

Pursuant to our bylaws, holders of Preferred Shares and the Golden Shares are entitled to priority on the payment of non-cumulative preferential dividend equal to (i) at least 3% of the book value per share, calculated in accordance with the financial statements which serve as reference for the payment of dividends, or (ii) 6% of their pro rata share of our paid-in capital, whichever is higher. To the extent that we declare dividends in any particular year in amounts which exceed the preferential dividends on Preferred Shares, and after holders of Common Shares have received distributions equivalent, on a per share basis, to the preferential dividends on Preferred Shares, holders of Common Shares and Preferred Shares shall receive the same additional dividend amount per share. We regularly have had sufficient distributable amounts to be able to distribute equal amounts to both common and preferred shareholders.

Other matters relating to our Preferred Shares

Our bylaws do not provide for the conversion of Preferred Shares into Common Shares. In addition, the Preferred Shares do not have any preference upon our liquidation and there are no redemption provisions associated with the Preferred Shares.

Distributions classified as shareholders’ equity

Brazilian companies are permitted to pay limited amounts to shareholders and treat such payments as an expense for Brazilian income tax purposes. Our bylaws provide for the distribution of interest on shareholders’ equity as an alternative form of payment to shareholders. The interest rate applied is limited to the Brazilian long-term interest rate, for the applicable period. The deduction of the amount of interest paid cannot exceed the greater of (1) 50% of net income (after the deduction of the provision of social contribution on net profits and before the deduction of the provision of the corporate income tax) before taking into account any such distribution for the period in respect of which the payment is made or (2) 50% of the sum of retained earnings and profit reserves. Any payment of interest on shareholders’ equity is subject to Brazilian withholding income tax.  Under our bylaws, the amount paid to shareholders as interest on shareholders’ equity (net of any withholding tax) may be included as part of any mandatory and minimum dividend. Under Brazilian corporate law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on shareholders’ equity, is at least equal to the mandatory dividend.

Meetings of Shareholders

Our Ordinary General Shareholders’ Meeting must be held by April 30 of each year for shareholders to resolve upon our financial statements, distribution of profits, election members of our Board of Directors and Fiscal Council Members, if necessary, and compensation of management. Extraordinary Shareholders’ Meetings are convened by the Board of Directors as necessary in order to decide all other matters relating to our corporate purposes and to pass such other resolutions as may be necessary.

Pursuant to Brazilian corporate law, shareholders voting at a general shareholders’ meeting have the power, among other powers, to:

•                  amend the bylaws;

•                  elect or dismiss members of the Board of Directors and members of the Fiscal Council at any time;

•                  establish the remuneration of senior management and members of the Fiscal Council;

•                  receive annual reports by management and accept or reject management’s financial statements and recommendations including the allocation of net profits and the distributable amount for payment of the mandatory dividend and allocation to the various reserve accounts;

•                  authorize the issuance of convertible and secured debentures;

•                  suspend the rights of a shareholder in default of obligations established by law or by the bylaws;

•                  accept or reject the valuation of assets contributed by a shareholder in consideration for issuance of capital stock;

•                  pass resolutions to reorganize our legal form, to merge, consolidate or split us, to dissolve and liquidate us, to elect and dismiss our liquidators and to examine their accounts; and

•                  authorize management to file for bankruptcy or to request a judicial restructuring.

Pursuant to CVM rules, all of our general shareholders’ meetings, including the annual shareholders’ meeting, require no fewer than 30 days’ notice to shareholders prior to the scheduled meeting date. Where any general shareholders’ meeting is adjourned, eight days’ prior notice to shareholders of the reconvened meeting is required. Pursuant to Brazilian corporate law, this notice to shareholders is required to be published no fewer than three times, in the Diário Oficial do Estado do Rio de Janeiro and in a newspaper with general circulation in the city where we have our registered office, in Rio de Janeiro—Valor Econômico—Estado do Rio de Janeiro is the newspaper currently designated for this purpose. Such notice must contain the agenda for the meeting and, in the case of an amendment to our bylaws, an indication of the meeting’s subject matter. In addition, under our bylaws, the holder of the Golden Shares is entitled to a minimum of 15-day prior formal notice to its legal representative of any general shareholders’ meeting to consider any proposed action subject to the veto rights accorded to the Golden Shares, as set forth under our bylaws. See—Common Shares and Preferred Shares.

A shareholders’ meeting may be held on first call if shareholders representing at least one-quarter of the voting capital are present, except as otherwise provided, including for meetings convened to amend our bylaws, which require shareholders representing at least two-thirds of the voting capital to be present on first call. If no such quorum is present, notice must again be given in the same manner as described above, with eight days’ prior notice, and a meeting may then be convened with the presences of shareholders representing any number of shares, subject to the minimum quorum and voting requirements for certain matters, as discussed below. A shareholder without a right to vote may attend a general shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote, abstentions not being taken into account. Under Brazilian corporate law, the approval of shareholders representing at least one-half of the issued and outstanding voting shares is required for the types of action described below, as well as, in the case of the first two items below, a majority of issued and outstanding shares of the affected class:

•                  creating a new class of Preferred Shares or disproportionately increasing an existing class of Preferred Shares relative to the other classes of Preferred Shares, other than to the extent permitted by the bylaws;

•                  changing a priority, preference, right, privilege or condition of redemption or amortization of any class of Preferred Shares or creating a new class of shares with greater privileges than the existing classes of Preferred Shares;

•                  reducing the mandatory dividend;

•                  changing the corporate purposes;

•                  merging us with another company or consolidating or splitting of all or any part of our company;

•                  transferring all of our shares to another company, known as an “incorporação de ações” under the Brazilian corporate law;

•                  participating in a centralized group of companies as defined under Brazilian corporate law;

•                  dissolving or liquidating us; and

•                  canceling any ongoing liquidation of us.

Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our Preferred Shares.

Whenever the shares of any class of capital stock are entitled to vote, each share is entitled to one vote. Annual shareholders’ meetings must be held by April 30 of each year. Shareholders’ meetings are called, convened and presided over by the chairman or, in case of his absence, by the vice-chairman of our Board of Directors. In the case of temporary impediment or absence of the chairman or vice-chairman of the Board of Directors, the shareholders’ meetings may be chaired by their respective alternates, or in the absence or impediment of such alternates, by a director especially appointed by the chairman of the Board of Directors. A shareholder may be represented at a general shareholders’ meeting by a proxy appointed in accordance with applicable Brazilian law not more than one year before the meeting, who must be a shareholder, a company officer, a lawyer or a financial institution.

Voting Rights

Each Common Share entitles the holder thereof to one vote at meetings of our shareholders. Holders of Preferred Shares are entitled to the same voting rights as holders of Common Shares except for the election of members of the Board of Directors, which will no longer apply in the event of any dividend arrearage, as described below. One of the members of the permanent Fiscal Council and his or her alternate are elected by majority vote of the holders of Preferred Shares. Holders of Preferred Shares and Common Shares may, in certain circumstances, combine their respective holdings to elect members of our Board of Directors, as described under—Common Shares and Preferred Shares.

The Golden Shares entitle the holder thereof to the same voting rights as holders of Preferred Shares. The Golden Shares also confer certain other significant veto rights in respect of particular actions, as described under—Common Shares and Preferred Shares.

The Brazilian corporate law and our bylaws provide that non-voting or restricted-voting shares, such as the Preferred Shares, will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay any fixed or minimum dividend to which such shares are entitled and continuing until the past due minimum dividend for any year in that three consecutive-year period is paid in full.

Any change in the preferences or advantages of our Preferred Shares, or the creation of a class of shares having priority over the Preferred Shares, would require the approval of the holder of the Golden Shares, who can veto such matters, as well as the approval of the holders of a majority of the outstanding Preferred Shares, voting as a class at a special meeting.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase, in proportion to his or her shareholding. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable. Under our bylaws and Brazilian corporate law, and subject to the requirement for shareholder approval of any necessary increase to our authorized share capital, our Board of Directors may decide not to extend preemptive rights to our shareholders, or to reduce the 30-day period for the exercise of preemptive rights, in each case with respect to any issuance of shares, debentures convertible into shares or warrants in the context of a public offering. In the event of a capital increase that would maintain or increase the proportion of capital represented by Preferred Shares, holders of Preferred Shares will have preemptive rights to subscribe only to newly issued Preferred Shares. In the event of a capital increase that would reduce the proportion of capital represented by Preferred Shares, shareholders will have preemptive rights to subscribe for Preferred Shares, in proportion to their shareholdings, and for Common Shares only to the extent necessary to prevent dilution of their overall interest in us. In the event of a capital increase that would maintain or increase the proportion of capital represented by Common Shares, shareholders will have preemptive rights to subscribe only to newly issued Common Shares. In the event of a capital increase that would reduce the proportion of capital represented by Common Shares, holders of Common Shares will have preemptive rights to subscribe for Preferred Shares only to the extent necessary to prevent dilution of their overall interest in us.

Redemption Rights and Rights of Withdrawal

Our Common Shares and Preferred Shares are not redeemable.

The Brazilian corporate law authorizes us to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of delisting or a substantial reduction in the liquidity of our shares, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

The Brazilian corporate law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our Common or Preferred Shares that it then holds. The dissenting or non-voting shareholder is entitled under Brazilian corporate law to withdrawal rights upon a decision made at a shareholders’ meeting approving:

•                  the creation of Preferred Shares or a disproportionate increase of an existing class of our Preferred Shares relative to the other classes of our Preferred Shares, other than to the extent permitted by our bylaws;

•                  a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our Preferred Shares;

•                  the creation of a new class of Preferred Shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our Preferred Shares.

•                  a reduction of the mandatory dividend set forth in our bylaws;

•                  our participation in a centralized group of companies;

•                  change in our corporate purpose;

•                  spinning-off of all or any part of our company, if such spin-off implies (1) a change in our business purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend set forth in our by-laws, or (3) our participation in a centralized group of companies; or

•                  the merger of our company with another company, or the consolidation of our company, in a transaction in which our company is not the surviving entity;

•                  any decision to transfer all of our shares to another company in order to make us a wholly-owned subsidiary of such company, a stock merger (in a incorporação de ações transaction);

•                  the transfer of all of the outstanding shares of another company to us (in an incorporação de ações transaction);

•                  any decision to approve the acquisition of control of another company at a price which exceeds certain limits set forth in Brazilian corporate law; or

•                  in the event that the entity resulting from (a) a merger, (b) a stock merger as described in clause (i) above or (c) a spin-off that we conduct fails to become a listed company within 120 days of the general shareholders’ meeting at which such decision was taken.

Only holders of shares adversely affected by shareholder decisions altering the rights, privileges or priority of a class of shares or creating a new class of shares may exercise withdrawal rights.

The right of withdrawal triggered by shareholder decisions to merge, consolidate or to participate in a centralized group of companies may only be exercised if our shares do not satisfy certain tests of liquidity and dispersion under the Brazilian corporate law and CVM rules. The right of withdrawal lapses 30 days after publication of the minutes of the relevant general shareholders’ meeting, unless, as in the case of resolutions relating to the rights of Preferred Shares or the creation of a new class of Preferred Shares, the resolution is subject to confirmation by the Preferred Shareholders (which must be made at a special meeting to be held within one year), in which case the 30-day term is counted from the publication of the minutes of the special meeting.

Our shareholders may reconsider any resolution giving rise to withdrawal rights within 10 days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize our financial stability. Any redemption pursuant to Brazilian corporate law would be made at no less than the book value per share, determined on the basis of the last balance sheet approved by the shareholders; provided that if the general shareholders’ meeting giving rise to redemption rights occurred more than 60 days after the date of the last approved balance sheet, a shareholder would be entitled to demand that his or her shares be valued on the basis of a new balance sheet dated within 60 days of such general shareholders’ meeting.

Tag-along Rights

According to Brazilian corporate law, in the event of a sale of control of a company, the acquirer is obliged to offer to holders of voting shares the right to sell their shares for a price equal to at least 80% of the price paid for the voting shares representing control.

Form and Transfer of Shares

Our Preferred Shares and Common Shares are in book-entry form registered in the name of each shareholder. The transfer of such shares is made under Brazilian corporate law, which provides that a transfer of shares is effected by our transfer agent, Banco Bradesco, upon presentation of valid share transfer instructions to us by a transferor or its representative. When Preferred Shares or Common Shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. Transfers of shares by a foreign investor are made in the same way and are executed by the investor’s local agent, who is also responsible for updating the information relating to the foreign investment furnished to the Central Bank of Brazil.

Bovespa operates a central clearing system through Companhia Brasileira de Liquidação e Custódia (“CBLC”). A holder of our shares may participate in this system and all shares elected to be put into the system will be deposited in custody with CBLC (through a Brazilian institution that is duly authorized to operate by the Central Bank of Brazil and maintains a clearing account with CBLC). The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of our beneficial shareholders that is maintained by CBLC and will be treated in the same way as registered shareholders.

Section 11. Material Differences between the Rights of Common Shares and Preferred Shares

The table below sets forth the material differences between the rights of holders of Preferred Shares and Common Shares (i) currently and (ii) assuming implementation of all steps of the Transaction, including consummation of the Merger and adoption of our new proposed bylaws. For more information on the Transaction, see “—Section 15—Background and Purpose of the Offer and Plans for Vale After the Offer—Our Proposed New Bylaws.”

	Current		After Implementation of the Transaction
	Preferred Shares	Common Shares	Preferred Shares	Common Shares
Voting Rights	Right to one vote per share, except for the election of members of the Board of Directors.	Right to one vote per share, regardless of the topic.	Right to one vote per share, except for the election of members of the Board of Directors.	Right to one vote per share, regardless of the topic.

Dividends	Priority in receiving minimum dividends corresponding to the greater of (i) 3% of the book value per share or (ii) 6% of the pro rata share of the paid-in capital.	N/A	Priority in receiving minimum dividends corresponding to the greater of (i) 3% of the book value per share or (ii) 6% of the pro rata share of the paid-in capital.	N/A

	At least 25% of annual net profits, adjusted in accordance with applicable law, will be reserved for the payment of dividends.		At least 25% of annual net profits, adjusted in accordance with applicable law, will be reserved for the payment of dividends.

Tag-Along	None.

Right to be included in a public offering of shares as a result of disposal of control of Vale, with the right to, at a minimum, 80% of the amount paid per share to the selling controlling shareholder.

			None.	Right to be included in a public offering of shares as a result of disposal of control of Vale, with the right to the same price and the same conditions offered to the selling controlling shareholder.

Mandatory Tender	None.	None.	None.

Right to be included in a public offering if any shareholder acquires or becomes the owner of shares in a quantity equal to or greater than 25% of all Common Shares or of the total capital stock of Vale.

Section 12. Description of Common ADSs

For a description of our Common ADSs, please see our registration statement on Form F-6 as filed with the SEC on November 12, 2015.  We hereby incorporate herein by reference the registration statement and the exhibits contained in our Form F-6 (Registration No. 333-207957) filed with the SEC on November 12, 2015.

Section 13. Certain Information About Vale

Vale S.A. is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil. Our principal executive office is located at Avenida das Américas, 700 — Bloco 8 — Loja 318, 22640-100 Rio de Janeiro, RJ, Brazil, and our telephone number at this address is (55-21) 3814-8888.

Vale is one of the largest metals and mining companies in the world with operations in Brazil, North America, Europe, Africa and Asia.

As of December 31, 2016, our outstanding share capital was comprised of 5,244,316,120 total shares, consisting of 3,217,188,402 Common Shares and 2,027,127,718 Preferred Shares, including 31,535,402 Common Shares and 59,405,792 Preferred Shares held in treasury. All of our shares are without par value.

Where You Can Find More Information About Vale

We are subject to the informational requirements of the CVM and Bovespa and file reports and other information relating to our business, financial condition and other matters with the CVM and Bovespa. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, are obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800 SEC 0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You may find more information about Vale on our website, http://www.vale.com.

Section 14. Selected Financial Information

Summary Financial Information

The following table sets forth summary consolidated financial data (1) as of and for the years ended December 31, 2016 and 2015, and (2) as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016. The summary consolidated financial data as of and for the years ended December 31, 2016 and 2015 was derived from our audited consolidated financial statements as of and for the years ended December 31, 2016 and 2015 appearing on pages 15 through 16, inclusive, in our Annual Report on Form 20-F for the year ended December 31, 2016 (the “Vale Annual Report”), which are incorporated by reference herein. The summary historical consolidated financial data as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016 have been derived from our unaudited consolidated financial statements on our Form 6-K furnished to the SEC on April 27, 2017 (the “Vale Interim Report”). The results for the three-month period ended March 31, 2017 are not necessarily indicative of the results to be expected for the entire year ended December 31, 2017.

Consolidated statement of income data:

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,
	2016	2017	2015	2016
	(US$ million)

Net operating revenues	5,335	8,515	23,384	27,488
Cost of goods sold and services rendered	(3,889)	(4,734)	(18,751)	(17,650)
Selling, general, administrative and other operating expenses, net	(143)	(201)	(819)	(774)
Research and evaluation expenses	(55)	(65)	(395)	(319)
Pre-operating and operational stoppage	(97)	(115)	(942)	(453)
Impairment of non-current assets and onerous contracts	—	—	(8,769)	(1,174)
Results on measurement or sales of non-current assets	—	512	61	(66)
Operating income (loss)	1,151	3,912	(6,231)	7,052
Non-operating income (expenses):
Financial income (expenses), net	1,411	(613)	(10,654)	1,843
Equity results in associates and joint venture	155	73	(445)	309
Impairment and other results in associates and joint ventures	—	(61)	(349)	(1,220)
Net income (loss) before income taxes	2,717	3,311	(17,679)	7,984
Income taxes	(948)	(723)	5,249	(2,781)
Net income (loss) from continuing operations	1,769	2,588	(12,430)	5,203
Loss attributable to non-controlling interests	(1)	15	(501)	(8)
Net income (loss) from continuing operations attributable to Vale’s stockholders	1,770	2,573	(11,929)	5,211
Net income (loss) from discontinued operations attributable to Vale’s stockholders	6	(83)	(200)	(1,229)
Net income (loss) attributable to Vale’s stockholders	1,776	2,490	(12,129)	3,982
Net income (loss) attributable to non-controlling interests	4	16	(491)	(6)
Net income (loss)	1,780	2,506	(12,620)	3,976
Total cash paid to stockholders(1)	—	—	1,500	250

(1)         Consists of total cash paid to stockholders during the period, whether classified as dividends or interest on stockholders’ equity.

Earnings (loss) per share

	For Three-Month Period Ended March 31,		For the Year Ended December 31,
	2016	2017	2015	2016
	(US$, except as noted)
Earnings (loss) per share from continuing operations:
Per Common Share	0.34	0.50	(2.31)	1.01
Per Preferred Share	0.34	0.50	(2.31)	1.01
Earnings (loss) per share from discontinued operations:
Per Common Share	—	(0.02)	(0.04)	(0.24)
Per Preferred Share	—	(0.02)	(0.04)	(0.24)
Earnings (loss) per share:
Per Common Share	0.34	0.48	(2.35)	0.77
Per Preferred Share	0.34	0.48	(2.35)	0.77
Weighted average number of shares outstanding (in thousands) (1):
Common Shares	3,185,653	3,185,653	3,185,653	3,185,653
Preferred Shares	1,967,722	1,967,722	1,967,722	1,967,722
Total	5,153,375	5,153,375	5,153,375	5,153,375
Distributions to stockholders per share (2):
Expressed in US$	—	—	0.29	0.05
Expressed in R$	—	—	0.98	0.17

(1)         Each Common ADS represents one Common Share and each Preferred ADS represents one Preferred Share.

(2)         Our distributions to shareholders may be classified as either dividends or interest on shareholders’ equity.  In many years, part of each distribution has been classified as interest on shareholders’ equity and part has been classified as dividends.

Balance sheet data

	As of March 31,	As of December 31,
	2017	2015	2016
		(US$ million)
Current assets	17,902	11,429	13,978
Non-current assets held for sale	4,519	4,044	8,589
Property, plant and equipment and intangible assets, net	63,579	59,426	62,290
Investments in associates and joint ventures	3,883	2,940	3,696
Non-current assets	13,125	10,653	10,461
Total assets	103,008	88,492	99,014
Current liabilities	10,786	10,438	10,142
Liabilities associated with non-current assets held for sale	1,039	107	1,090
Long-term liabilities(1)	20,449	15,896	19,096
Long-term debt(2)	27,163	26,347	27,662
Total liabilities	59,437	52,788	57,990
Stockholders’ equity:
Capital stock	61,614	61,614	61,614
Additional paid-in capital	(956)	(854)	(851)
Retained earnings and revenue reserves	(18,621)	(27,171)	(21,721)
Total Vale shareholders’ equity	42,037	33,589	39,042
Non-controlling interests	1,534	2,115	1,982
Total stockholders’ equity	43,571	35,704	41,024
Total liabilities and stockholders’ equity	103,008	88,492	99,014

(1)         Excludes long-term debt.

(2)         Excludes current portion of long-term debt.

For a more detailed explanation of our financial condition and operating results, you should read the summary historical consolidated financial data in conjunction with our audited consolidated financial statements (including the notes thereto), “Item 5. Operating and Financial Review and Prospects” and “Basis for Preparation of the Financial Statements” in the Vale Annual Report.

You should refer to the section in the Offer to Convert entitled “The Offer—Section 13: Certain Information About Vale—Where You Can Find More Information About Vale” for information on how you can obtain copies of our SEC filings, including the Vale Annual Report and the Vale Interim Report.

Our consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The conversion of our Preferred Shares into Common Shares will not have any effect on the income statement or balance sheet line items set forth above under “Summary Financial Information.” See “The Offer—Section 16—Accounting Treatment of the Offer.” Consequently, Vale believes that pro forma information is not material to the decision of holders of Preferred Shares or Preferred ADSs to convert their Preferred Shares or Preferred ADSs into the Offer.

Ratio of Earnings to Fixed Charges

Vale’s ratios of earnings to fixed charges (operating income to financial expenses excluding interest capitalized) for the years ended December 31, 2016 and 2015 were 5.15x and 9.45x, respectively. Vale’s ratio of earnings to fixed charges for the three-month period ended March 31, 2017 was 7.48x.

Section 15. Background and Purpose of the Offer and Plans for Vale After the Offer

On February 20, 2017, the Valepar Shareholders entered into a new shareholders’ agreement (the “Valepar Agreement”), which we filed with the SEC on February 21, 2017 as Exhibit 3 to a Schedule TO-C.  The Valepar Agreement provides for the submission to Vale of a proposal for the purpose of enabling the listing of Vale on Bovespa’s Novo Mercado special segment and simplifying Vale’s capital structure.  The Valepar Agreement came into effect on May 10, 2017 and on May 11, 2017, the Valepar Shareholders submitted to Vale the Proposal for the Transaction.  The Transaction will (1) result in Valepar ceasing to be the controlling shareholder of Vale and (2) begin to transition Vale towards listing on the Novo Mercado segment of Bovespa.

The Transaction consists of the following principal interdependent transactions and corporate actions:

•                  The Offer, which consists of the voluntary conversion of (i) Preferred Shares into Common Shares at a ratio of 0.9342 Common Shares for each Preferred Share and (ii) Preferred ADSs into Common ADSs at a ratio of 0.9342 Common ADSs for each Preferred ADS.

•                  The amendment of Vale’s bylaws (the “Bylaws Amendment”), in accordance with the form attached to the Valepar Agreement, in order to conform them to Novo Mercado rules to the extent possible so Vale may be listed on that segment.

•                  The Merger, which consists of the incorporação (merger) of Valepar with and into Vale at an exchange ratio that will lead to a 10% increase in the number of Common Shares held by the Valepar Shareholders compared to Valepar’s current shareholding interest, and represents a dilution of approximately 3% of the shareholding interest held by the other shareholders in Vale.

The conversion ratio applicable in the Offer reflects the weighted average closing prices of the Common Shares and the Preferred Shares on Bovespa for the 30 trading days prior to and including February 17, 2017.

Pursuant to the Merger, the current shareholders of Valepar will receive 1.2065 Common Shares for each share of Valepar.  As a result, Vale will issue 173,543,667 new Common Shares, all registered and without par value, in favor of the Valepar Shareholders, who will own a total of 1,908,980,340 Common Shares after the Merger.

The board of directors of Valepar approved the Merger on May 11, 2017. On May 11, 2017, the fiscal council of Vale reviewed the proposal for the Merger and approved its submission for approval of the shareholders of Vale at an Extraordinary Shareholders’ Meeting. On May 11, 2017, our Board of Directors approved the Offer, the Bylaws Amendment and the Merger, subject to the approval of Vale’s shareholders. This approval was based on the following expected benefits for Vale and our shareholders:

•                  The adoption of corporate governance best practices, which will reinforce the performance of the Board of Directors and Vale’s management;

•                  Potential increase in liquidity of the Common Shares, whose holders share the same rights and benefits as all other holders (other than Golden Shares held by the Brazilian government, which will continue to hold certain veto rights);

•                  Potential improvement in Vale’s access to funding in the capital markets if the simplified capital structure and adoption of corporate governance best practices are implemented and lead to Vale’s listing on the Novo Mercado, which has the highest level of corporate governance standards in the Brazilian capital market; and

•                  Election of independent directors such that at least 20% of the members of Vale’s Board of Directors are independent directors, in accordance with the requirements of the Novo Mercado.

On June 27, 2017, acting at an Extraordinary Shareholders’ Meeting, the shareholders of Vale approved the Transaction, including the opening of the period for the Offer and the terms and conditions of the Offer. In accordance with the terms of the Proposal, Valepar and the Valepar Shareholders refrained from exercising their voting rights in connection with the shareholder approval.

Our Proposed New Bylaws

On June 27, 2017, our shareholders acting at an Extraordinary Shareholders’ Meeting approved the adoption of new bylaws for our company upon consummation of the Offer and the Merger.  The amendments to our bylaws are intended to conform as much as possible to the requirements of the Novo Mercado and to reflect the capital structure that would result if all outstanding Preferred Shares (including Preferred Shares underlying the Preferred ADSs) are tendered for conversion in the Offer.

The principal modifications included in our proposed new bylaws are set forth below.

(i)             The number of members of the Board of Directors will increase from 11 to 12 and at least 20% of the Board of Directors will be composed of independent directors.  As provided by Novo Mercado rules, if 20% of the number of Board of Directors results in a fractional number of members, the result will be rounded to the nearest whole number. With 12 directors, these rules will require a minimum of two independent directors.

(ii)          In connection with any sale of control of Vale, the purchaser will be required to conduct a public offer to acquire Common Shares held by all holders under terms and conditions that provide equal treatment to such holders as compared to the transferring controlling shareholder.

(iii)       Any shareholder or group of shareholders that acquires Common Shares in an amount equal to or greater than 25% of the total outstanding amount of Common Shares or of Vale’s total capital stock, (excluding Common Shares held in treasury) will be required to conduct a public offer to acquire the Common Shares of all other shareholders in accordance with applicable regulations of the CVM and Bovespa, provided that the Valepar Shareholders bound by the Vale Agreement (as defined below) will be exempt from this requirement until the expiration of the Vale Agreement.

(iv)      Any disputes or controversies that arise between or among Vale, its shareholders, administrators, members of the Fiscal Council and Vale’s committees, including any disputes related to our bylaws, rules issued by the CVM and other securities regulations, will be subject to arbitration before Bovespa Market Arbitration Chamber.

We may propose other amendments to our bylaws to the extent necessary to implement the Transaction.

For more information regarding our current bylaws and the current rights of holders of the Common Shares and the Preferred Shares, see “—Section 10—Description of Capital Stock.”  For more information regarding the proposed modifications to our bylaws, see “—Section 11—Material Differences between the Rights of Common Shares and Preferred Shares” and the Manual for Participation in the Vale S.A. Extraordinary Shareholders’ Meeting incorporated herein by reference to the Company’s Schedule TO-C filed with the SEC on May 15, 2017.

Merger and Corporate Ownership Simplification

As of the date hereof, the ownership of the Common Shares and Preferred Shares is as set forth in the chart below.

In order to result in Valepar ceasing to be the controlling shareholder of Vale, the Transaction provides for the simplification of Vale’s shareholding structure through the Merger.  Upon consummation of the Merger, which we expect to occur promptly after consummation of the Offer, and presuming that holders of 100% of aggregate outstanding Preferred Shares validly accept the Offer, the ownership of our Common Shares and Preferred Shares will be as set forth in the chart below, with 5,023,898,826 Common Shares, including 12 Golden Shares. Presuming that holders of 54.09% of aggregate outstanding Preferred Shares validly accept the Offer, the ownership of our Common Shares and Preferred Shares will include 4,353,503,833 Common Shares and 903,381,136 Preferred Shares, including 12 Golden Shares, with share ownership percentages of Litel Participações S.A. at 21.09%, BNDES Participações S.A. at 8.54% (considering BNDES direct equity stake at Vale), Mitsui at 5.45%, Bradespar S.A. at 6.33%, Eletron at 0.01% and Free Float at 58.58%.

The Merger will be executed using an exchange ratio that will lead to a 10% increase in the number of Vale securities held by Valepar shareholders as compared to Valepar’s current shareholding interest, and represents a dilution of approximately 3% of the shareholding interest held by the other shareholders in Vale.  Pursuant to the Merger, the Valepar Shareholders will receive 1.2065 Common Shares for each share of Valepar.  As a result, Vale will issue 173,543,667 new Common Shares, all registered and without par value, in favor of the Valepar Shareholders, who will own a total of 1,908,980,340 Common Shares after the Merger.  Currently, the Valepar Shareholders own an aggregate of 20,340,000 Preferred Shares and 1,716,435,045 Common Shares.

In the Merger, Valepar will be merged into Vale and Valepar will cease to exist. The R$3,073 million goodwill balance recorded on Valepar’s financial statements and its future use by Vale will not be capitalized in favor of Valepar’s shareholders; possible future use of this tax credit will be available to Vale for the benefit of all Vale’s shareholders. At the time of the Merger, Valepar is expected to hold enough cash and cash equivalents, judicial deposits and tax credits to fully settle its liabilities.

Vale Agreement

Upon consummation of the Merger, the Valepar Shareholders, with the exception of Litela Participações S.A., will execute a shareholders agreement (the “Vale Agreement”) in respect of Vale to provide stability during the transition period after implementation of the Transaction.  The Vale Agreement will be in effect until November 9, 2020, and the Valepar Shareholders have informed Vale that they do not intend to renew the Vale Agreement. Under Vale’s amended bylaws, if the Valepar Shareholders renew the Vale Agreement after its expiration and they continue to collectively own more than 25% of the total capital stock or of the total Common Shares of Vale, the Valepar Shareholders would be required to conduct a mandatory tender offer for all Vale’s Common Shares.  Only Common Shares held by the Valepar Shareholders representing 20% of Vale’s total outstanding Common Shares at any time will be subject to the Vale Agreement.

The principal provisions of the Vale Agreement are summarized below:

•                  Lock-up: For six months from the date of effectiveness of the Vale Agreement, the Valepar Shareholders will be prohibited from transferring any Vale securities held as a result of the implementation of the Transaction, except for (a) Vale securities transferred by the Valepar Shareholders to their affiliates or current shareholders, so long as such securities remain subject to the transfer prohibitions and (b) securities not subject to the Vale Agreement held by the Valepar Shareholders prior to the Transaction.

•                  Exercise of voting rights:  Prior to any general Vale shareholders meeting or meeting of the Board of Directors, the signatory Valepar Shareholders may, if any of the signatory parties should request this, meet to make certain voting decisions.  In any such meeting, the approval of at least 75% of the Common Shares subject to the Vale Agreement will be required for certain matters, including, among others, amendments to Vale’s bylaws, any increase or reduction of Vale’s capital stock, the distribution or non-distribution of any dividends that do not equal 50% of Vale’s net earnings in any applicable year, removal of members of the Board of Directors, including its president, election and removal of executive directors, merger, incorporation, share incorporation and spin-off operations to which Vale is a party, as well as its transformation.

•                  Appointment of Vale officers: The Valepar Shareholders will vote for members of Vale’s Board of Directors to ensure that at least 20% of the Board of Directors is independent.

For more information regarding the Vale Agreement, see the Manual for Participation in the Vale S.A. Extraordinary Shareholders’ Meeting incorporated herein by reference to the Company’s Schedule TO-C filed with the SEC on May 15, 2017.

Plans for Vale Immediately After the Offer

Following the consummation of the Offer, we will continue to conduct our business and operations substantially as they are currently conducted.

Following the completion of this Offer, we will maintain the listing of our Common Shares in Brazil and the listing of our Common ADSs on the NYSE, and we will continue to be obligated to make filings with the CVM and the SEC and to comply with the CVM’s and the SEC’s rules applicable to reporting companies. We also anticipate that we will maintain the listing of our Preferred Shares in Brazil and the listing of our Preferred ADSs on the NYSE following the completion of the Offer, unless the Offer results in the conversion of all Preferred Shares (including Preferred Shares represented by Preferred ADSs) to Common Shares.

Although we do not have any plan for a transaction that would result in the delisting of the Preferred ADS, we or the Valepar Shareholders may propose further transactions for that purpose in the future. The Valepar Shareholders have undertaken to take all necessary measures to list Vale on the Novo Mercado as soon as listing is possible, so long as there is no material risk that holders of Vale’s Class A Preferred Shares will exercise withdrawal rights provided under Brazilian laws. The current rules of the Novo Mercado do not allow Vale to be listed on the Novo Mercado while any Preferred Shares (including Preferred Shares represented by Preferred ADSs) remain outstanding.

Section 16. Accounting Treatment of the Offer

The conversion of Preferred Shares into Common Shares will have no effect on our balance sheet or our income statement. The conversion will reduce the number of outstanding shares, as each Preferred Share or Preferred ADS tendered will be converted into a Common Share or Common ADS at a ratio of 0.9342 Common Share per Preferred Share, which will in turn increase earnings per share.  However, the Merger will increase the number of outstanding shares, as a result of the 10% increase in the number of Vale securities held by Valepar shareholders as compared to Valepar’s current shareholding interest, which will in turn reduce earnings per share and cause a dilution of approximately 3% of the other shareholders of Vale.

Section 17. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Preferred Shares

Interests of Directors, Executive Officers and Certain Controlling Persons

As of December 31, 2016, Valepar owns 20,340,000 Preferred Shares, 1% of the Preferred Shares class and BNDES Participações S.A. directly owns 66,185,272 Preferred Shares, 3.4% of the Preferred Shares class. Each of Valepar and BNDES Participações S.A. intend to tender all of the Preferred Shares that it holds for conversion in the Offer.

As of June 23, 2017, our directors and executive officers collectively owns 1,090,765 Preferred Shares and Preferred ADSs, and each director and executive officer intends to tender all of the Preferred Shares that [s]he holds for conversion in the Offer.  Other than as set forth in the preceding sentence, none of the executive officers or directors of Vale or any of their associates beneficially owns any Preferred Shares or Preferred ADSs.

No transactions in the Preferred ADSs or Preferred Shares have been effected since April 28, 2017 (60 days prior to the commencement of the Offer) by (1) Vale, for its own account, or any of its associates or majority owned subsidiaries, (2) to Vale’s knowledge, any of the executive officers or directors of Vale or any of their associates, or (3) to Vale’s knowledge, any executive officer or director of any of Vale’s subsidiaries.

Transactions and Arrangements Concerning Preferred ADSs and  Preferred Shares

Except for the Valepar Agreement and the Vale Agreement, none of Vale, or, to Vale’s knowledge, any of its affiliates or the directors or executive officers of Vale or any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Vale’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 18. Certain Legal and Regulatory Matters

We are not aware of (1) any governmental license or regulatory permit that appears to be material to the business of Vale or any of its subsidiaries, that might be adversely affected by the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer, or (2) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required prior to the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We do not currently intend, however, to delay the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer pending the outcome of any such action or the receipt of any such approval. We are unable to predict whether we will determine that we are required to delay the conversion of Preferred ADSs and Preferred Shares pursuant to the Offer pending the outcome of any such matter. We can offer no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to our business or certain parts of our business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the conversion of Preferred ADSs and Preferred Shares thereunder.

Section 19. Incorporation by Reference

We hereby incorporate by reference into this Offer to Convert the following documents that we have filed with the U.S. Securities and Exchange Commission, or the SEC:

•                  our audited consolidated financial statements as of and for the years ended December 31, 2016 and 2015 appearing on pages F-1 through F-110, inclusive, in the Vale Annual Report;

•                  our unaudited consolidated financial statements as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016 appearing in the Vale Interim Report; and

•                  Manual for Participation in the Vale S.A. Extraordinary Shareholders’ Meeting, as filed on Schedule TO-C with the SEC on May 15, 2017.

The information incorporated by reference into this Offer to Convert is considered to be a part of this Offer to Convert and should be read with the same care as the Offer to Convert. All information appearing in this Offer to Convert is qualified in its entirety by the financial statements (including notes thereto) appearing in the Vale Annual Report and the Vale Interim Report. References herein to the Offer to Convert includes the financial statements (including notes thereto) appearing in the Vale Annual Report and the Vale Interim Report as incorporated herein, unless the context otherwise requires.

You may read and copy the Vale Annual Report or the Vale Interim Report at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC, including the Vale Annual Report or the Vale Interim Report.

Section 20. Miscellaneous

The Offer is open to all holders of Preferred ADSs and Preferred Shares. A separate notice, and related materials, in Portuguese have been published concurrently in Brazil for the holders of Preferred Shares. We are not aware of any jurisdiction where the making of the Offer or the election to convert Preferred ADSs or Preferred Shares in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the Offer or the election to convert Preferred ADSs or Preferred Shares in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will elections to convert Preferred ADSs or Preferred Shares be accepted from or on behalf of) the holders of Preferred ADSs and Preferred Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Convert, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information provided in this Offer to Convert or any supplement to this Offer to Convert. We have not authorized anyone to provide you with different information. The date of this Offer to Convert is June 28, 2017. You should not assume that the information in this Offer to Convert is accurate as of any date other than that date, regardless of the time the Offer to Convert is made available to you.

VALE S.A

Dated: June 28, 2017

Any questions or requests for assistance or additional copies of this Offer to Convert may be directed to the U.S. Information Agent listed below. Beneficial owners may also contact their broker or other securities intermediary for assistance concerning the Offer.

The U.S. Information Agent
 for the Offer is:

Morrow Sodali LLC

Calls within the United States: (800) 662-5200 (toll-free)
Calls outside the United States: (203) 658-9400 (collect)
Email: VALE.info@morrowsodali.com